As filed with the Securities and Exchange Commission on June 25, 1997

                                                    Registration No. 33-________

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form SB-2

             Registration Statement under the Securities Act of 1933

                        PREMIUM CIGARS INTERNATIONAL, LTD.
             (Exact name of registrant as specified in its charter)

            Arizona                                    2121                               86-0846405
   State or jurisdiction of                (Primary Standard Industrial                  (IRS Employer
incorporation or organization)              Classification Code Number)               Identification No.)

    Premium Cigars International, Ltd.                                      Steven A. Lambrecht, CEO
    15651 North 83rd Way, Suite 3                                           15651 North 83rd Way, Suite 3
    Scottsdale, Arizona  85260                                              Scottsdale, Arizona 85260
    (602) 922-8887                                                          (602) 922-8887
    (Address, including zip code, and telephone                             (Name, address, and telephone number
     number, including, area code, of                                        of agent for service)
     registrant's principal executive office)

                                               Copies to:

    Charles R. Berry, Esq.                                                  Christian J. Hoffmann, III, Esq.
    Michael F. Patterson, Esq.                                              Streich Lang, P.A.
    Titus, Brueckner & Berry, P.C.                                          One Renaissance Square
    7373 North Scottsdale Road, Suite B-252                                 Two North Central Avenue
    Scottsdale Centre                                                       Phoenix, Arizona 85004-2391
    Scottsdale, Arizona 85253                                               (602) 229-5200
    (602) 483-9600

Approximate date of proposed sale to the public: As soon as practical on or after the effective date of this Registration Statement. If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          Calculation of Registration Fee
=================================================================================================================
                                                      Proposed         Proposed                       Amount
Title of each                       Number of         Offering         Maximum                          of
class of securities                 Securities to be  Price Per        Aggregate                   Registration
to be registered                    Registered        Share(1)         Offering Price(1)                Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value          2,300,000(2)      $5.01            $11,523,000                  $ 3,491.82

Underwriter's Warrants                200,000(3)      $ .01            $     2,000                  $       (4)

Common Stock, no par value            200,000(5)      $6.00            $ 1,200,000                  $   363.64

Common Stock, no par value            400,000(6)      $2.50            $ 1,000,000                  $   303.03
                                                                       -----------                  ----------
                  TOTALS:                                              $13,725,000                  $ 4,158.49
=================================================================================================================

(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457.
(2) Includes 300,000 additional shares of Common Stock which the Underwriter has the right to purchase to cover over-allotments, if any.
(3) Underwriter's Warrants to purchase Shares equal to 10% of the Shares sold pursuant to the offering, excluding over-allotments, if any.
(4)      Pursuant to Rule 457(g) no fee is being paid.
(5)      Issuable upon exercise of Underwriter's Warrants.
(6)      Issuable  upon  exercise  of  outstanding   warrants  held  by  Selling
         Shareholders.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       PREMIUM CIGARS INTERNATIONAL, LTD.

                              CROSS-REFERENCE SHEET

          FORM SB-2 ITEM NUMBER AND CAPTION                         LOCATION OF CAPTION IN  PROSPECTUS

1.   Front of Registration Statement and Outside Front Cover    Outside Front Cover Page
     Page of Prospectus.......................................

2.   Inside Front and Outside Back Cover Pages of Prospectus..  Inside Front and Outside Back Cover

3.   Summary Information and Risk Factors.....................  Prospectus Summary; Risk Factors

4.   Use of Proceeds..........................................  Use of Proceeds

5.   Determination of Offering Price..........................  Outside Front Cover Page; Price Range of Common
                                                                Stock

6.   Dilution.................................................  Dilution

7.   Selling Security Holders ................................  Interim Financing; Selling Shareholders

8.   Plan of Distribution.....................................  Outside Front Cover Page; Underwriting; Selling
                                                                Shareholders

9.   Legal Proceedings........................................  Legal Matters

10.  Directors, Executive Officers, Promoters and Control       Management; Principal Shareholders
     Persons..................................................

11.  Security Ownership of Certain Beneficial Owners and        Principal Shareholders; Certain Transactions
     Management...............................................

12.  Description of the Securities............................  Description of Securities

13.  Interests of named Experts and Counsel...................  Legal Matters; Experts

14.  Disclosure of Commission Position on Indemnification for   Management
     Securities Act Liabilities...............................

15.  Organization Within Last Five Years......................  Management; Principal Shareholders; Certain
                                                                Transactions

16.  Description of Business..................................  Prospectus Summary; Business

17.  Management's Discussion and Analysis or Plan of            Management's Discussion and Analysis of Financial
     Operations...............................................  Conditions and Results of Operations

18.  Description of Property..................................  Business

19.  Certain Relationships and Related Transactions...........  Certain Transactions

20.  Market for Common Equity and Related Stockholder           Outside Front Cover Page; Risk Factors; Price
     Matters..................................................  Range of Common Stock

21.  Executive Compensation...................................  Management

22.  Financial Statements.....................................  Financial Statements

23.  Engagement of Independent Accountants....................  Engagement of Independent Accountants

                                   PROSPECTUS
                    SUBJECT TO COMPLETION DATED JUNE 25, 1997

                       PREMIUM CIGARS INTERNATIONAL, LTD.

                                2,000,000 Shares

     Premium Cigars International, Ltd. ("we" or "PCI"), distributes moderately priced premium cigars and other cigars, which are sold from our humidors placed primarily in convenience stores in the United States and Canada. By this Prospectus, we are offering you shares of PCI Common Stock, no par value ("Shares").

     This is our initial public offering, and no public market currently exists for PCI's Shares. We estimate that the initial public offering price will be $5.01 per Share. The Offering Price per Share will be determined by negotiations between PCI and the Representative, and may not be indicative of the market price of, Shares after the Offering. Factors used to determine the initial public offering price are set forth under "Underwriting."

     We will apply to have our Shares listed on The Nasdaq SmallCap System under the symbol PCIG, on completion of the Offering.

                           ---------------------------

     THIS  INVESTMENT   INVOLVES  A  HIGH  DEGREE  OF  RISK  AND  IMMEDIATE  AND
SUBSTANTIAL DILUTION. YOU SHOULD PURCHASE UNITS ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS."

                           ---------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================
                                                     Price          Underwriting           Proceeds
                                                    to the          Discounts and           to the
                                                    Public         Commissions (1)        Company (2)
                                                    ------         ---------------        -----------
------------------------------------------------------------------------------------------------------
Per Share..................................          $5.01              $.50                 $4.51
Total (3)..................................       $10,020,000        $1,000,000           $9,018,000
======================================================================================================

     The Shares are being offered by the Underwriters when, as and if delivered to and accepted by the Underwriter and subject to various prior conditions, including their right to reject orders in whole or in part. W.B. McKee Securities, Inc. will act as representative of the Underwriters ("Underwriter's Representative"). We expect that Share certificates will be delivered in Phoenix, Arizona, on or about _________________, 1997.

                           W.B. McKEE SECURITIES, INC.
                  The date of this Prospectus is July __, 1997

(1)      See   "Underwriting"   for   indemnification   arrangements   with  the
         Underwriters.
(2) Before deducting expenses estimated at $675,600 which will be paid by PCI.
(3) PCI has granted the Representative a 45-day option to purchase up to 300,000 additional Shares at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Representative's option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, and Proceeds to PCI will be $11,523,000, $1,152,300 and $10,370,700, respectively. See
         "Underwriting."

     PCI will be subject to certain informational requirements of the Securities Exchange Act of 1934, as amended, and will file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. You can obtain copies of these materials at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet that contains reports, proxy and information statements and other regarding registrants such as PCI, that file electronically with the Commission. The address for the Commission's web site is http://www.sec.gov.

     We intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. Our fiscal year ends on March 31.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS OF THIS INITIAL PUBLIC OFFERING MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus and supplements, including information incorporated by reference, discuss future expectations, contain projections of results of operation or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

Important factors that may cause the actual results to differ include, without limitation, the success or failure of our efforts to implement our business strategy, our ability to raise sufficient capital to purchase cigars and humidors to meet the aggressive "roll-out" schedules required by our contracts and commitments with stores and distributors, the effect of a settlement announced June 20, 1997 of litigation among 40 States and major U.S. tobacco companies, the lack of any market study, the lack of complete business projections, our ability to buy quality premium cigars at favorable prices, our ability to negotiate and maintain favorable distribution arrangements with major national convenience store chains, the effect of economic conditions, a decision by major retail chains to remove all tobacco products from their shelves, changes in governmental regulation, tax rates and similar matters, the ability to attract and retain quality employees and other risks which will be described in our future filings with the SEC. We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this Prospectus. It is not complete and may not contain all of the information that is important to you. To understand this initial public offering ("Offering") fully, you should read the entire Prospectus carefully, including the risk factors and financial statements.

                                   THE COMPANY

ORGANIZATION;                 Premium Cigars  International,  Ltd. ("PCI") is an
OFFICES:                      Arizona corporation  organized in December,  1996.
                              Its  executive  offices are located at 15651 North
                              83rd Way, Suite 3, Scottsdale, Arizona 85260, telephone (602) 922-8887, or toll-free at (888)
                              724-1001.

OUR BUSINESS:                 We distribute  cigars throughout the United States
                              and Canada. We have placed our cigar  distribution
                              program,   which  includes   supplying   humidors,
                              cigars,  service and  information  (the "PCI Cigar
                              Program") in over 1,400 stores. We are currently expanding with national retail and distribution accounts in both the United States and Canada. Our mission is to place our PCI Cigar Program in every convenience, gas and high traffic retail outlet.

THE PCI CIGAR                 Our complete PCI Cigar Program includes: imported,
PROGRAM:                      hand-rolled, short,  medium and  long-leaf  filler
                              premium   cigars  from  the  Dominican   Republic,
                              Honduras,  Mexico,  Nicaragua and the Philippines,
                              as  well  as  domestic  machine-made  mass  market
                              cigars;   in-store,   countertop,   custom   made,
                              hand-crafted   wood   and   plexiglass   humidors;
                              training materials and  telemerchandising  support
                              to    individual     stores;     point-of-purchase
                              information   cards  and  cigar  magazine   racks;
                              telemerchandising  for order  fulfillment;  large,
                              "walk-in" humidors for distribution center cigar inventory storage; and a spokesman relationship with Arie Luyendyk, the recent winner of the Indianapolis 500.

OUR CUSTOMERS:                We  sell  virtually  all  of  our  cigars  through
                              convenience  stores,  including stores  affiliated
                              with  Southland  USA  and  Canada  (7-Eleven(TM)),
                              AM/PM(TM),   Circle  K(TM),   Associated  Grocers,
                              SuperValu(TM)1  and stores  supplied by the McLane
                              Company.

                              --------------------------------------------------
                                   1 Believed to be trademarks of third parties.
                              We have no ownership interest in any of the intellectual property indicated by trademark or service mark symbols in this Prospectus.

OUR CIGARS:                   We distribute name-brand and our own private-label
                              cigars from our humidors. Premium cigars generally retail from $1 to more than $20. We distribute low to medium-priced premium cigars, primarily in the $1 to $8 price range. We also distribute mass market and little cigars at around $1.

OUR CONCEPT:                  Premium  cigars  are a luxury  item and are  often
                              purchased on impulse. We seek to capitalize on the
                              recent growth of the premium  cigar market.  Based
                              on reports by the Cigar  Association  of  America,
                              following  several  decades  of  declines  in such
                              sales,  premium  cigar sales in the United  States
                              increased by 10.7% in 1993,  14.5% in 1994,  30.5%
                              in  1995  and an  estimated  67.0%  in  1996.

OUR HISTORY:                  Because   premium  cigars  require   special  care
                              (including  humidified  storage) and knowledgeable
                              sales personnel,  they were  traditionally sold in
                              tobacco specialty shops. In June 1996, Colin Jones
                              and  Greg   Lambrecht,   our  Vice  Presidents  of
                              International  and National  Sales,  through their
                              wholly-owned  companies  J&M and Rose  Hearts (see
                              below)  developed their concept of selling premium
                              cigars   out   of   in-store    humidors   through
                              convenience stores, grocery stores, and other retail outlets. They introduced the concept first in Canada and then in the northwest United States.

CAN-AM;                       In  December   1996,   PCI  acquired  all  of  the
ROSE HEARTS;                  outstanding   stock   of   CAN-AM    International
AND J&M:                      Investments  Corp.,  a British  Columbia  (Canada)
                              corporation  ("CAN-AM").   CAN-AM  had  previously
                              acquired   the  cigar   distribution   operations,
                              including cigar accounts,  humidors and inventory,
                              of Rose Hearts, Inc. ("Rose Hearts"), a Washington
                              corporation wholly-owned by Greg Lambrecht and J&M
                              Wholesale,   Ltd.  ("J&M"),   a  British  Columbia
                              (Canada) corporation  wholly-owned by Colin Jones.
                              J&M  began  distributing   cigars  in  convenience
                              stores in  Vancouver,  B.C.,  Canada in June 1996.
                              Rose  Hearts  began  its  cigar   distribution  in
                              Seattle, Washington in late summer 1996.

CURRENT                       Currently,  we  distribute  cigars  to over  1,400
OPERATIONS:                   convenience stores and other retailers  throughout
                              Canada  and in the states of  Washington,  Oregon,
                              California,   Arizona,   Kansas,  Missouri,  Utah,
                              Idaho, Alaska, Nevada, Oklahoma,  Texas, Maryland,
                              Virginia, Colorado, Illinois, Michigan, Wisconsin,
                              Nebraska,  Georgia,  Montana and Florida.  We have
                              "master"  agreements  with,  have  negotiated  and
                              approved  standard form retailer  agreements with,
                              or have other arrangements with, national accounts
                              to supply cigars and in-store  humidors for direct
                              shipments and delivery and in-store merchandising.
                              We have developed several relationships with cigar
                              suppliers and are expanding our commercial ties to
                              secure  a  variety  of  sources   for  cigars  and
                              accessories. We believe we have the ability to move quickly in a competitive industry. Over the next three to five years, we believe that we have the opportunity to place the PCI Cigar Program in over 50,000 retail outlets.


                                  THE OFFERING

Securities Offered  . . . . . . . .  2,000,000 Shares.

Common Stock Outstanding
         at June 24, 1997: . . . . . 1,480,500 shares

Warrants Outstanding
         at June 24, 1997: . . . . . 400,000 Common Stock
                                     Purchase Warrants (Bridge Warrants)

Securities to be outstanding
after the offering  . . . . . . . .  3,480,500

Use of Proceeds . . . . . . . . . .  PCI will  use the proceeds  to: expand  the
                                     PCI Cigar Program, including purchasing humidors, cigars and accessories; repay indebtedness; and fund sales and marketing and working capital.

Risks . . . . . . . . . . . . . . .  Investing in  the Shares is very risky, and you should be able to bear a complete loss of your investment. See "Risks."

Proposed Nasdaq SmallCap Market(sm) Symbols
         Common Stock  . . . . . . . PCIG

                          SUMMARY FINANCIAL INFORMATION

     The following financial information reflects the operations of PCI (and its predecessor operations) for the period from June 1, 1996 to March 31, 1997. The summary financial information has been derived from the financial statements which appear elsewhere in this Prospectus, and this data should be read in conjunction with the financial statements of PCI and related notes.

                                                     Operations
                                                    June 1, 1996
                                                         to
                                                   March 31, 1997 March 31, 1997

STATEMENT OF OPERATIONS DATA:

Sales...............................................   $  845,571

Net loss............................................    ($153,517)

Net loss per share (1)..............................       ($ .10)

Weighted average of shares of Common Stock
outstanding (1).....................................    1,480,500

BALANCE SHEET DATA:

Working capital.....................................                ($82,169)

Total assets........................................               $ 523,461

Total liabilities...................................               $ 459,928

Accumulated deficit.................................              ($ 153,517)

Shareholders' equity................................                $ 63,533

Net tangible book value per share of
Common Stock........................................                  ($ .02)

(1) Shares of Common Stock issued to founders at the time of PCI's organization are treated as outstanding since inception.

                                      RISKS

     Investing in PCI's Shares is very risky; you should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

     Recently Organized Business; Losses During Start-up Operations. PCI was organized in December, 1996 and acquired a cigar distribution business which began in June, 1996. PCI, its subsidiary CAN/AM, and the predecessor cigar distribution operations of J&M and Rose Hearts incurred losses of $153,517, or $.10 per share, on revenues of $845,571, for the period from June 1, 1996 (inception) to March 31, 1997. Our ability to operate profitably depends on increasing our sales and distribution channels and a continuing demand for premium cigars. PCI is also subject to business risks associated with new business enterprises. We cannot assure you that PCI will operate profitably.

     At March 31, 1997, PCI had a net working capital deficit of approximately $82,169. Our operations were financed to that date through private placements of Common Stock in 1997, which generated net proceeds of approximately $207,050. From April to June 1997, we obtained Bridge Financing (as defined below) which generated net proceeds of $810,000. We believe that net proceeds from this Offering will be sufficient to fund our operations for the foreseeable future. However, we cannot assure you that we will not need additional funds or that any needed funds will be available, if at all, on acceptable terms. If we need additional funds, our inability to raise them will have an adverse effect on the operations. If we raise funds by selling equity securities, shareholders may be diluted.

     40-State Tobacco Litigation - Proposed Settlement. On June 20, 1997 the Attorneys General of 40 States and the major United States Cigarette manufacturers announced a proposed settlement of a lawsuit filed by the States. The proposed settlement, which will require that the United States Congress take certain action, is complex and may change significantly or be rejected. However, the proposal would require significant changes in the way United States cigarette and tobacco companies do business. Among other things: the tobacco companies will pay hundreds of billions of dollars; the FDA could regulate nicotine as a drug; class action lawsuits and punitive damages would be banned; and tobacco billboards or sporting event sponsorships would be prohibited. The potential impact, if any, of the settlement and related legislation on the cigar industry is uncertain.

     Extensive and Increasing Regulation of Tobacco Products. The tobacco industry in general has been subject to extensive regulation at the federal, state and local levels. Recent trends have increased regulation of the tobacco industry. Although regulation initially focused on cigarette manufacturers, it has begun to have a broader impact on the industry as a whole, and may focus more directly on cigars in the future. The recent increase in popularity of cigars could lead to an increase in regulation of cigars. A variety of bills relating to tobacco issues have been introduced in the U.S. Congress, including bills that would have (i) prohibited the advertising and promotion of all tobacco products or restricted or eliminated the deductibility of such advertising expense, (ii) increased labeling requirements on tobacco products to include, among other things, addiction warnings and lists of additives and toxins, (iii) shifted regulatory control of tobacco products and advertisements from the U.S. Federal Trade Commission (the "FTC") to the U.S. Food and Drug Administration (the "FDA"), (iv) increased tobacco excise taxes and (v) required tobacco companies to pay for health care costs incurred by the federal government in connection with tobacco related diseases. Hearings have been held on certain of these proposals; however, to date, none of such proposals have been passed by Congress. Future enactment of such proposals or similar bills may have an adverse effect on the results of operations or financial condition of PCI.

     In addition, a majority of states restrict or prohibit smoking in certain public places and restrict the sale of tobacco products to minors. Local legislative and regulatory bodies also have increasingly moved to curtail smoking by prohibiting smoking in certain buildings or areas or by requiring designated "smoking" areas. Further restrictions of a similar nature could have an adverse effect on our sales or operations, such as banning counter access to or display of cigars, or decisions by retailers because of public pressure to stop selling all tobacco products. Numerous proposals also have been considered at the state and local level restricting smoking in certain public areas, regulating point of sale placement and promotions and requiring warning labels.

     Although federal law has required health warnings on cigarettes since 1965 and on smokeless tobacco since 1986, there is no federal law requiring that cigars carry such warnings. California, however, requires "clear and reasonable" warning to consumers who are exposed to chemicals determined by the state to cause cancer or reproductive toxicity, including tobacco smoke and several of its constituent chemicals. Similar legislation has been introduced in other states, but did not pass. We cannot assure you that other states will not enact similar legislation. Consideration at both the federal and state level also has been given to consequences of tobacco smoke on others who are not currently smoking (so called "second-hand" smoke). We cannot assure you that regulation relating to second hand smoke will not be adopted or that such regulation or related litigation would not have a material adverse effect on our results of operations or financial condition.

     Increased cigar consumption and the publicity such increase has received may increase the risk of additional regulation. We cannot predict the ultimate content, timing or effect of any additional regulation of tobacco products by any federal, state, local or regulatory body, and we cannot assure you that any such legislation or regulation would not have a material adverse effect on PCI's business. See "Business -- Government Regulation; Tobacco Industry Litigation."

     Effects of Fluctuations in Cigar Costs and Availability. We seek to purchase cigars which are manufactured by suppliers outside the United States. The price and availability of these cigars are subject to numerous factors out of our control, including weather conditions, foreign government policies, potential trade restrictions and the overall demand for cigars.

     Nature of Convenience Store Distribution Relationships. Although we have "master" agreements and other arrangements with corporate offices of several major convenience store chains to place the PCI Cigar Program in corporate and franchise stores, the nature of the convenience store distribution business is that all supplier relationships are terminable on short notice (usually on between 30 and 120 days notice). In addition, while "master" or approved form agreements may be automatically acceptable for use, participation in the PCI Cigar Program is usually at the discretion of each local franchise store or each region of the country. As long as demand for premium cigars remains strong, we believe that individual stores and regions will participate in our PCI Cigar Program. However, if sales decline precipitously, stores may terminate participation quickly.

     PCI does not pay "slotting" fees or other inducements to retailers in order to secure shelf space, which could affect our ability to place product. In addition, other major manufacturers or distributors may have master agreements with convenience stores which require "most favorable supplier" treatment of their tobacco products. This may inhibit PCI's ability to obtain favorable counter presentation of its humidors.

     Historical Dependence on One Supplier. Through March 31, 1997 PCI's largest supplier accounted for approximately 71% of our Canadian cigar purchases. We have expanded our sources of supply, and PCI is no longer largely dependent on one supplier. Nevertheless, problems with our major supplier could have a significant adverse impact on our operations, particularly in Canada.

     Historical Dependence on One Customer Store Group. Corporate and franchise stores affiliated with one large convenience store chain have accounted for over 82% of our sales. We have expanded our customer base, but we expect that sales to 7-Eleven stores will continue to account for a substantial percentage of our sales. Our plans for the coming year include rapidly expanding the number of 7-Eleven stores with our PCI Cigar Program. Problems with 7-Eleven stores, our major customer in Canada and the United States, could have a substantial adverse impact on PCI.

     Declining Market for Premium Cigars Through 1991. According to industry sources, the cigar industry was in substantial decline from approximately 1973 to 1991. While premium cigar sales have increased since 1991, we cannot assure you that recent positive trends will continue. The decrease in cigar sales as well as the general decline in smoking followed the 1964 report of the United States Surgeon General. Numerous other subsequent studies stressed the link between smoking, and medical problems including secondary smoke such as cancer, heart, respiratory and other diseases. "No smoking" laws, ordinances and prohibitions on cigar smoking in certain cases may have adversely affected the sale of cigar products. We believe that these factors may continue to have an adverse effect upon the cigar industry in general and PCI's business in particular. While the cigar industry has experienced significantly better trends in unit sales since 1993, we cannot assure you that the recent positive trends will continue. We believe that a considerable percentage of the recent increase in cigar sales, especially with respect to premium cigars, is attributable to new cigar smokers attracted by the improving image of cigar smoking and the increased visibility of cigar smoking by celebrities. We cannot assure you that recent increases in cigar sales are indicative of long-term trends or that these new customers will continue to smoke cigars in the future.

     Other Tobacco Industry Litigation. In addition to the 40-State litigation referred to above, the tobacco industry has experienced and is experiencing significant health-related litigation involving tobacco and health issues. Plaintiffs in such litigation have sought and are seeking compensatory, and in some cases punitive, damages for various injuries claimed to result from the use of tobacco products or exposure to tobacco smoke. The proposed settlement of the 40-State litigation may have a material impact to limit litigation, but we cannot assure that there would not be an increase in health-related litigation against the cigarette and smokeless tobacco industries or similar litigation in the future against the cigar industry. Costs of defending prolonged litigation and any settlement or successful prosecution of any material health-related litigation against manufacturers of cigars, cigarettes or smokeless tobacco or suppliers to the tobacco industry could have a material adverse effect on our results of operations or financial condition. The recent increase in the sales of cigars and the publicity such increase has received may have the effect of increasing the probability of legal claims. Also, a recent study published in the journal Science reported that a chemical found in tobacco smoke has been found to cause genetic damage in lung cells that is identical to damage observed in many malignant tumors of the lung and, thereby, directly links lung cancer to smoking. The National Cancer Institute also has announced that it will issue a report in 1997 describing research into cigars and health. This study and this report could affect pending and future tobacco regulation or litigation relating to cigar smoking. See "--Extensive and Increasing Regulation of Tobacco Products; 40-State Tobacco Litigation - Proposed Settlement" and "Business -- Government Regulation, Tobacco Industry -- Litigation."

     Risks Relating to Supply of Cigars. We primarily sell moderately-priced cigars which are hand-rolled or machine-made and use tobacco aged six months to two years. There is an abundant supply of tobacco available in a number of countries for the types of cigars we primarily sell. We also, however, sell a limited number of higher priced premium cigars which require longer-aged tobacco. Our ability to acquire in the future may be constrained by a shortage of premium cigars made with longer-aged tobacco. At times, producers have suspended shipping certain brands of cigars when excessive demand results in a shortage of properly aged and blended tobacco. Accordingly, we cannot assure that increases in demand would not adversely affect our ability to acquire higher priced premium cigars.

     Demand for Cigars and Inventory. While the cigar industry has experienced increasing demand for cigars during the last several years, there can be no assurance that the trend will continue. If the industry does not continue as we anticipate or if we experience a reduction in our demand for whatever reason, we may temporarily accumulate excess inventory which could have an adverse effect on PCI's business or results of operations.

     Social, Political and Economic Risks Associated with Foreign Operations and International Trade. We purchase virtually all of our premium cigars from manufacturers located in countries outside of the U.S., including the Dominican Republic, Mexico, Honduras, Nicaragua and the Philippines. Social, political and economic conditions inherent in foreign operations and international trade may change, including changes in the laws and policies that govern foreign investment and international trade. To a lesser extent, social, political and economic conditions may cause changes in U.S. or Canadian laws and regulations relating to foreign investment and trade. Social, political or economic changes could, among other things, interrupt cigar supply or cause significant increases in cigar prices. In particular, political or labor unrest in the Dominican Republic, Mexico or Honduras could interrupt the production of premium cigars, which would inhibit us from buying inventory. Accordingly, we cannot assure you that changes in social, political or economic conditions will not have a material adverse effect on our business.

     Risks Relating to Trademarks. A portion of PCI's proposed business involves supplying exclusive "private label" cigars to certain customers. The brand names used for such private labels will be important, and we intend to apply for federal trademark and tradename protection, relying primarily on trademark law to protect brand names. We do not currently own any federally registered trademarks or tradenames, and our failure to obtain trademark protection, or illegal use of any trademarks we may obtain, may have an adverse effect on our business, financial condition and operating results.

     We intend to register our trademarks in the U.S. and Canada. The laws of countries outside of the U.S. and Canada may afford us little or no effective protection of trademarks. We do not currently hold the right to use any trademarks or brand names.

     We cannot assure that claims for infringement or invalidity, or claims for indemnification resulting from infringement claims, will not be asserted or prosecuted against PCI. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation and divert management's attention and resources.

     Competition. The cigar industry in general is dominated by a small number of companies which are well known to the public. As a distributor of premium cigars, PCI generally competes with a smaller number of less well-known, primarily regional, distributors including Southern Wine and Spirits, Specialty Cigars, Inc., Cohabico, Old Scottsdale Cigar Company, Inc. and many other small tobacco distributors and jobbers. The larger cigar manufacturing and wholesale companies such as 800 JR Cigar Company, Inc., Consolidated Cigar Company, Culbro Corporation, General Cigar Company, Swisher, Caribbean Cigar Company and US Tobacco have not yet entered the retail distribution market but may do so in the future. These cigar manufacturing and wholesale companies, along with major cigarette manufacturers, have larger resources than PCI and would, if they enter the cigar distribution market, constitute formidable competition of our business. We cannot assure you that PCI can compete successfully in any market. See "Business -- Competition."

     Shares Issuable Pursuant to Warrants and Options. Currently, other than the 400,000 Bridge Warrants and options to purchase 20,000 shares of Common Stock held by a director, there are no outstanding warrants or options. The options held by Mr. Anthony and exercisable at the Offering Price. The Bridge Warrants are exercisable at 50% of the Share price in this Offering, and Bridge Warrant holders are likely to exercise them, if at all, at a time when PCI would otherwise be able to obtain capital on terms more favorable than those provided in the Bridge Warrants.

     Dependence on Management. PCI's business is largely dependent on its ability to hire and retain quality managers. PCI has employment agreements with officers and directors Steven A. Lambrecht, Colin Jones and Greg P. Lambrecht and a Business Consulting Agreement with David S. Hodges. The loss of Messrs. Steven or Greg Lambrecht, Jones or Hodges could have a material adverse effect upon our business and prospects. PCI does not currently maintain key-man life insurance on any of its employees, but is required to maintain $1,000,000 in key-man life insurance on Steven A. Lambrecht at least until March 31, 2002, according to the terms of PCI's Underwriting Agreement with the Underwriter.

     Limited Insurance Coverage. We carry general liability insurance with an aggregate limit of $10,000,000, and product liability and health hazard insurance. These policies also cover our suppliers, manufacturers and retail outlets, however we cannot assure you that PCI will not be subject to liability which is not covered beyond the limits of its general liability, product liability and health hazard insurance coverage, and which may have a material adverse effect upon its business. See "Business -- Government Regulation; Tobacco Industry Litigations."

     Control by Management. As of June 24, 1997, approximately 76% of the outstanding Shares were owned by PCI's officers and directors, and they may be able to elect all of the directors and continue to control PCI. Upon completion of this offering, and assuming full exercise of the Bridge Warrants, PCI's officers and directors will own approximately 33% of the then issued and outstanding shares.

     Possible Failure to Obtain Listing on The Nasdaq SmallCap Market(sm) and Market Illiquidity. We intend to list our Common Stock in The Nasdaq SmallCap Market. If PCI is unable to satisfy Nasdaq's requirements for continued listing, the Common Stock will not be listed on The Nasdaq SmallCap Market. In that event, trading, if any, would be conducted in the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board, established for securities that do not meet The Nasdaq SmallCap Market listing requirements. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of PCI, and lower prices for PCI's securities.

     Risks of Low-priced Stocks; Penny Stock Regulations. If our securities are not listed on The Nasdaq SmallCap Market, they may become subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our Shares and may affect the ability of holders to sell PCI Shares in the secondary market.

     The Commission's regulations define a "penny stock" to be any equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to PCI Shares if the Shares are listed on The Nasdaq SmallCap Market and PCI provides certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. We cannot assure you that PCI's securities will qualify for exemption from these restrictions. If PCI's Shares were subject to the penny stock rules, the market liquidity for the Shares could be severely adversely affected.

     No Common Stock Dividends Anticipated. We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

     Shares Eligible for Future Sale. All of the currently issued and outstanding PCI Shares are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. Of the 1,480,500 presently outstanding Shares, none will become eligible for sale pursuant to Rule 144 prior to December 31, 1997. Thereafter, at various times through June 20, 1998, 1,480,500 Shares will become eligible for sale pursuant to Rule 144. However, the holders of all 1,480,500 Shares have agreed that they will not sell their shares for eighteen (18) months, respectively, from the date of this Prospectus, without the prior approval of the Underwriter. We are unable to predict the effect that sales made under Rule 144 or other sales may have on the then prevailing market price of the Shares.

     Dilution. Purchasers of Shares will experience immediate and substantial dilution of $2.62 in net tangible book value per Share from the assumed Offering Price of $5.01. See "Dilution."

     No Prior Market for Shares; Determination of Public Offering Price. Prior to the Offering, there has been no public market for the Shares. We cannot assure you that any trading market for the Shares will exist following the Offering or that investors in the Shares will be able to resell their Shares at or above the Offering Price. The Offering Price for the Shares will be determined through negotiations between PCI and the Underwriter's Representative, and may not be indicative of the market price of the Shares after the Offering. See "Underwriting."

                                 USE OF PROCEEDS

     The net proceeds we receive from the sale of 2,000,000 Shares, assuming an Offering Price of $5.01 per Share, and after deducting underwriting discounts and commissions and estimated Offering expenses, are estimated to be $8,342,400 ($9,650,000 if the Underwriter's over-allotment option is exercised in full). We expect to use the proceeds (assuming no exercise of the Underwriter's over-allotment option) as follows:

                   Application of               Approximate         Approximate
                    Net Proceeds                  Dollar             Percentage
                   --------------                 Amount              of Net
                                                -----------          Proceeds
                                                                     --------
Repayment of Indebtedness(1)...............    $1,000,000               12.0%

Purchase of Cigars and Accessories(2)......     1,900,000               22.8

Purchase of Humidors(3)....................     4,287,400               51.4

Sales and Marketing (4)....................       700,000                8.4

Working Capital and general corporate
purposes(5)................................       455,000                5.4
                                                  -------               ----

      Total................................    $8,342,400              100.0%
                                               ==========              =====

(1) Represents the repayment of the Bridge Notes issued in 1997 with a total principal amount of $1,000,000. The principal of the Bridge Notes accrues interest at a rate of 8% per annum until the Offering and at 16% per annum thereafter. The Bridge Notes are due on the earlier of the consummation of this Offering or two years from this issuance.
(2) We will need to maintain adequate inventory levels to support high sales turnover at retail. Stores will keep only enough stock to fill their countertop humidor due to the care required to maintain cigar freshness. In addition, deposits are required on some overseas production orders.
(3) Humidors represent a major use of proceeds from PCI to supply thousands of stores with custom-designed countertop display humidors.
(4) Sales and marketing expendiures represent spending for trade relations events and support to further develop our relationships with major charge accounts and national distributors.
(5) We intend to maintain a minimum level of working capital for general corporate purposes such as advertising, customer education, deposits and other prepaid assets.

     We intend to use these net proceeds to continue, and further accelerate, the rollout of PCI Cigar Program with national chain accounts throughout the United States and Canada. Our goal is to reach 10,000 retail outlets by the end of this fiscal year, March 31, 1998, and add 10,000 stores each year. Our aggressive growth plans require extensive working capital to supply each store with a custom designed humidor, premium cigars and accessories.

     In addition, we plan to use over $1,000,000 to retire the Bridge Financing indebtedness and accrued interest. See "INTERIM FINANCING -- Bridge Financing and Bridge Warrants."

                                 CAPITALIZATION

     The following table sets forth the capitalization of PCI as of March 31, 1997, and as adjusted to reflect the sale in April to June 1997 of Bridge Warrants to purchase 400,000 Common Shares, and giving effect to the sale of 2,000,000 Shares at $5.01 per Share, and exercise of the Bridge Warrants.

                                                            MARCH 31, 1997
                                                       ACTUAL        AS ADJUSTED
                                                       ------        -----------
                                                                     (Unaudited)

Long-term liabilities due to Stockholder:            $ 110,000              $ 0

Stockholders' equity:

  Common Stock, no par value per share,
  10,000,000 shares authorized, 1,480,500
  shares issued and outstanding and
  3,880,500 shares issued and outstanding as
  adjusted.........................................    217,050        9,459,450

  Accumulated deficit..............................   (153,517)        (153,517)
                                                     ---------      -----------

Total Stockholders' equity.........................     63,533        9,305,933
                                                     ---------      -----------

     Total Capitalization..........................  $ 173,533      $ 9,305,933
                                                     =========      ===========

                                    DILUTION

     The difference between the public offering price per share of Common Stock and the as adjusted pro forma net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of Common Stock.

     At March 31, 1997, the net tangible book value of the Company was ($22,403) or ($.02) per share of Common Stock. At March 31, 1997, after giving effect to the sale of the Common Stock offered hereby at an assumed initial Offering price of $5.01 per share (less underwriting discounts and commissions and estimated expenses of this Offering) and the exercise of the Bridge Warrants, the as adjusted pro forma net tangible book value at that date would be $9,273,547 or $2.39 per share. This represents an immediate increase in the adjusted pro forma net tangible book value of $2.41 per share to existing stockholders and an immediate dilution of $2.62 per share to new investors, or approximately 52% of the assumed Offering price of $5.01 per share.

     The following table illustrates the per share dilution to new investors without giving effect to the results of operations of PCI subsequent to March 31, 1997:


Assumed public offering price.................................            $5.01

   Pro forma net tangible book value at March 31, 1997........  ($ .02)

   Increase attributable to new investors.....................   $2.41

Net tangible book value after Offering........................            $2.39
                                                                          -----
Dilution to new investors.....................................            $2.62
                                                                          =====

     The following table summarizes the number and percentage of shares of Common Stock purchased from PCI, the amount and percentage of consideration paid, and the average price per share paid by existing stockholders and by new investors in this Offering.


                                                  Total Consideration
                            Shares                -------------------    Average
                            Number   Percent      Amount      Percent     Price
                            ------   -------      ------      -------      Per
                                                                          Share
                                                                          -----
Existing Shareholders     1,480,500    33.15%   $   217,050      1.94%    $ .15

Bridge Warrants             400,000    10.31%   $ 1,000,000      8.91%    $2.50

Public Investors          2,000,000    51.54%   $10,020,000     89.15%    $5.01
                          ---------   -----     -----------     -----
        Total             3,880,500   100.00%   $11,237,050    100.00%
                          =========   ======    ===========    ======

     The above table assumes no exercise of (i) the Underwriters' over-allotment option, (ii) the Representative's Warrants. "Risk Factors - Immediate and Substantial Dilution," "Underwriting," and "Description of Securities."

       SELECTED HISTORICAL AND PROFORMA CONSOLIDATED FINANCIAL INFORMATION

     Set forth below is selected Historical and proforma Consolidated financial information with respect to PCI from June 1, 1996 (inception of cigar distribution activities) to March 31, 1997. The selected consolidated financial information has been derived from the consolidated financial statements which appear elsewhere in this Prospectus. This data should be read in conjunction with the consolidated financial statements of PCI and their related notes.


                                                         JUNE 1, 1996
                                                              TO
                                                        MARCH 31, 1997

                                               HISTORICAL         PRO FORMA(1)
                                               ----------          (Unaudited)
                                                                 -------------
Consolidated Statement of Operations:

Sales                                           $ 845,571           $ 845,571

Cost of sales                                     643,790             643,790
                                                ---------           ---------

Gross Profit                                      201,781             201,781

Selling, General and Administrative               333,776             333,776
                                                ---------           ---------

Loss from operations                             (131,995)           (131,995)

Interest expense and Miscellaneous                 21,522               1,722

Net loss                                         (153,517)           (133,717)
                                                =========           =========

Weighted average shares outstanding             1,480,500           3,880,500(2)
                                                =========           =========

Loss per share                                      $(.10)              $(.03)
                                                =========           =========

CONSOLIDATED BALANCE SHEET DATA:

Working capital (deficiency)                      (82,169)          9,103,781

Total assets                                      523,461           9,655,861

Total liabilities                                 459,928             349,928

Stockholders' equity                            $  63,533         $ 9,305,933

(1)  Assumes  issuance  of  the  Offering  receipt   conversion  of  the  Bridge
     Financing, and conversion of the Warrants.

(2) Assumes issuance of 2,000,000 shares in the Offering and conversion of the Bridge Warrants into 400,000 shares of common stock.

                           MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF RESULTS OF OPERATIONS

General

     PCI was incorporated in Arizona on December 16, 1996, to be a national and international distributor of fresh, premium cigars in high traffic retail outlets.

     To date, we have placed the PCI Cigar Program, which includes supplying humidors, cigars, service, and information in over 1,400 stores in the United States and Canada. We are currently expanding with national retail and distribution accounts in both countries. Our objective is to place the PCI Cigar Program in as many high volume convenience, gas, grocery and drug stores and outlets as possible.

     PCI's primary focus is selling premium cigars priced at retail from $1 to $8. We market a broad range of brands as well as in-house, private label brands. The original founders, Colin Jones and Greg Lambrecht, have been supplying and distributing premium cigars through convenience stores and other high volume outlets since June, 1996, and each has more than 12 years of experience supplying various consumer products to retail outlets.

     PCI has arrangements and agreements with national chain accounts to supply cigars and in-store humidors for direct delivery distribution and in-store merchandising in the United States and Canada. Customers include Southland USA and Southland Canada (7-Eleven). AM/PM, Circle K, Associated Grocers, SuperValu, McLane Company, and numerous independent accounts.

     In addition, PCI has developed several relationships with cigar manufacturers and suppliers of cigars from the Dominican Republic, Mexico and the Philippines. The Company is expanding its sources for cigars and accessories.

     PCI has experienced rapid growth in a competitive industry, and we are working to become an industry leader in distributing cigars to convenience stores and other high traffic retail outlets. Over the next five years, we believe that we have the opportunity to place the PCI Cigar Program in over 50,000 retail stores.

     You must read the following discussion of the results of the operations and financial condition of PCI in conjunction with PCI's consolidated financial statements, including their notes included elsewhere in this Prospectus. Historical results and percentage relationships among accounts are not necessarily an indication of trends in operating results for any future period. The consolidated financial statements present the accounts of PCI and its wholly-owned subsidiary, CAN-AM, as well as the predecessor cigar sales activity of J&M and Rose Hearts. All significant intercompany balances and transactions have been eliminated in consolidation.

Results of Operations

     The following table sets forth the percentage of revenue represented by certain items reflected in PCI's consolidated statements of operations for the period from the date of inception, June 1, 1996 through March 31, 1997:

       Sales                                           100.0%
       Cost of sales                                    76.1
                                                       -----
       Gross margin                                     23.9
       Selling, general, and
        administrative expenses                         39.5
                                                       -----
       Loss from operations                            (15.6)
       Interest and miscellaneous                        2.5
                                                       -----
       Net Loss                                        (18.1)%
                                                       =====

Sales

     Sales of cigars and cigar accessories for the ten month period ended March 31, 1997 were $845,571.

Cost of Sales

     Cost of sales for the period from the date of inception, June 1, 1996 through March 31, 1997 was $643,790, with a gross profit of approximately 24%. Our goal is to establish a consistent gross profit percentage in the range of 30% to 35%. Gross profit for the 10-month period ended March 31, 1997 was lower due to the lack of volume purchase bargaining power during the initial start-up phase.

Selling, General, and Administrative Expenses

     Selling, general, and administrative expenses for the period from the date of inception, June 1, 1996 through March 31, 1997, were $333,776, or 39.5% of sales. These costs were disproportionately high during the initial 10 months of operations due to the addition of personnel to establish market positions with various national chains. In addition, administrative costs increased significantly as we prepared for our increased volume and the anticipated Initial Public Offering.

Seasonality

     PCI has experienced consistent growth in monthly sales volume throughout its first year of operations, hampered only by inadequate capital to fund expansion. However, as PCI increases its market penetration, it may experience some seasonality in revenues that is not currently discernable.

Liquidity and Capital Resources

     PCI requires capital to market its PCI Cigar Program, obtain additional inventory and humidors to supply its increased distribution network, and develop the infrastructure necessary to support PCI's expanding business. During the period from the date of inception, June 1, 1996, through March 31, 1997, PCI financed its operating and business development activities through Notes Payable of approximately $180,000, and sales of Common Stock of approximately $207,000. These funds were used to acquire equipment in the approximate amount of $23,000, humidors in the approximate amount of $71,000, pay organizational and deferred offering costs in the approximate amount of $86,000, and advance funds to affiliates to pay their prior commitments, in the approximate amount of $86,000.

     Subsequent to March 31, 1997, PCI obtained additional bridge financing in the amount of $1,000,000 (inclusive of conversion of existing debt of $100,000) which has been used primarily to fund additional expansion of operations. PCI currently has no other credit facilities available.

     We believe that the net proceeds of this Offering, together with cash flows from operations and a business credit line, will be sufficient to meet our anticipated expansion and working capital needs for the next 24 months. However, we may raise capital through the issuance of long-term or short- term debt or the issuance of securities in private or public transactions to fund future expansion of our business either before or after the end of the 24-month period. There can be no assurance that acceptable financing for future transactions can be obtained.

                                    BUSINESS

Introduction

     Historically, premium cigars and cigar-related accessories have been sold through traditional specialty tobacco retail stores. Our PCI Cigar Program distributes moderately-priced premium and other cigars through convenience stores, grocery and drug stores, gas stations and other high-traffic retail locations that traditionally have not sold premium cigars, which require special care. We have designed, and have manufactured for us, humidors which we deliver to each store. Our humidors maintain premium cigars in an appropriately humidified environment, and we periodically re-stock the humidors. PCI currently distributes premium cigars in 22 of the United States, and in five Canadian provinces through CAN-AM, a wholly-owned subsidiary. We are expanding our business with existing and new accounts throughout the United States and Canada.

     We are capitalizing on the increase in demand for premium cigars in the United States and Canada. Using direct delivery, as well as large and small distributors, we supply and distribute name brands, as well as our own private label brands of premium and other cigars, at various moderate price levels, primarily from $1 to $8.

     Traditionally, convenience stores, grocery and drug stores, gas stations and other locations sold cigarettes, little cigars, and non-humified mass market
(dry) cigars such as White Owls(TM), Tipparillos(TM), and Swisher Sweets(TM). Those stores lacked both access to a supply of fresh (humidified) premium and other cigars and the expertise to effectively maintain and service premium cigars. As a result, cigar smokers could buy premium cigars only at specialty tobacco shops. Our two sales Vice Presidents, Colin Jones and Greg Lambrecht, have each been in the business of supplying and distributing premium cigars through convenience stores since June 1996, and each has 12 or more years experience supplying various other products to convenience store chains and other retail outlets.

     We have developed and will continue to develop relationships with tobacco suppliers, and are expanding our commercial and technical support systems to (i) secure a variety of sources for products, (ii) ensure product quality, and (iii) maximize cost savings.

     We have negotiated and have entered into agreements to supply premium and other cigars and in-store humidors for direct delivery distribution and in-store merchandising and are currently servicing over 1,400 convenience stores in the States of: Washington, Oregon, California, Arizona, Texas, Kansas, Missouri, Utah, Idaho, Alaska, Nevada, Oklahoma, Maryland, Virginia, Colorado, Illinois, Michigan, Wisconsin, Nebraska, Georgia, Montana and Florida; and in the Canadian Provinces of: British Columbia, Alberta, Saskatchewan, Manitoba and Ontario. We have identified more than 10,000 retail outlets as potential PCI accounts in these states. Our current customers include stores affiliated with Southland Canada (7-Eleven), Southland USA (7-Eleven), AM/PM, Circle K, SuperValu and Associated Grocers. Our goal is to place a high quality humidor selling premium cigars and accessories in every convenience store and high traffic retail outlet.

The Expanding Cigar Market

     In recent years, cigar smoking has regained popularity in the United States. Consumption and sales of cigars, particularly premium cigars, have increased significantly since 1993. After declining from its peak in 1964, sales of cigars in the U.S. increased to 4.4 billion units in 1996 from 3.4 billion units in 1993. Sales of premium cigars, which had remained essentially flat since 1981 despite continued declines in mass market cigar sales, increased at a compound annual unit growth rate ("CAGR") of: 2.4% from 1976 to 1991; 13.9% from 1991 to 1995; and 67.0% from 1995 to 1996. Led by growth in premium cigars, the U.S. cigar market grew at an annual rate of 8.7% from 1993 to 1996.

     The growth rate in premium cigar imports continued to accelerate in 1996 and thus far in 1997. Premium cigar imports in January 1997 more than doubled compared to January 1996, with almost 24 million cigars imported in January 1997 compared to 11 million cigars in January 1996. (Source: The Cigar Insider). Sales of premium cigars have more than doubled in the span of three years. Sale of mass market cigars grew at a CAGR of 7.2% from 3.3 billion units in 1993 to
4.1 billion units in 1996. Overall growth in retail sales of cigars was primarily a combination of a shift in the sales mix to more expensive cigars as well as the increased number of cigars being sold.

     We believe that the increase in cigar consumption and retail sales is the result of a number of factors, including:

          (i) the improving image of cigar smoking resulting from increased publicity, including the success of Cigar Aficionado(TM), Cigar Lover(TM), Smoke(TM) and The Cigar Insider(TM) magazines and the increased visibility of cigar smoking by celebrities (such as Arnold Schwarzenegger, Mel Gibson, Demi Moore, Michael Jordan, Wayne Gretzsky and Jack Nicholson);

          (ii) the emergence of an expanding base of younger, highly educated, affluent adults age 25 to 40 and the growing interest of this group in luxury goods, including premium cigars;

          (iii) the increase in the number of "baby boomer" adults over the age of 40 (a demographic group believed to smoke more cigars than any other demographic group);

          (iv) an increased number of women smoking cigars; and

          (v) the proliferation of establishments, such as restaurants and clubs, where cigar smoking is encouraged, as well as "cigar smokers" dinners and other special events for cigar smokers.

"Cigars have recaptured their traditional image as a symbol of success, celebration and achievement it is now seen as an item of quality in keeping with such other quality items as gourmet coffees, fine wines, beer from micro-breweries, single malt scotches and single barrel bourbons." (Norman F. Sharp President, Cigar Association of America).

Categories of Cigars

     Cigars are divided into three principal categories: premium cigars, mass market cigars and little cigars.

     Premium Cigars. Most premium cigars are imported, hand-rolled cigars made with long filler and all natural tobacco leaf. Other moderately-priced premium cigars use a combination of short and medium filler, are hand-rolled with all natural wrappers and are kept humidified. The Dominican Republic, Honduras and Jamaica collectively accounted for approximately 84.0% of premium cigars imported into the U.S. in 1995. Many of the finest premium cigars sold in the U.S. trace their roots to pre-Castro Cuba and the Cuban emigres who continued making premium cigars in Jamaica, Honduras, the Dominican Republic and Florida. PCI distributes primarily moderately-priced premium cigars, but also distributes a limited number of higher-priced premium cigars.

     Mass Market Cigars. Mass market cigars generally are domestic, machine-made cigars that use less-expensive short filler tobacco and are made with tobacco binders and either homogenized sheet wrappers or natural leaf wrappers. Unit sales of more expensive mass market cigars, using natural leaf wrappers, grew by 12.9% in 1995, as consumers appear to have shifted to more expensive, higher quality mass market cigars. We distribute a significant number of high quality, natural leaf wrapper, mass market cigars.

     Little Cigars. Little cigars are the lowest priced cigars. Little cigars weigh less than three pounds per 1,000, and may have filters. Little cigars are domestic, machine made cigars that use short filler tobacco and homogenized sheet wrapper. Little cigars are not made with binders. Although little cigars are traditionally not humidified, we sell little cigars in our custom display humidors. PCI distributes a significant number of unfiltered little cigars.

     The following table illustrates the trends in unit consumption and retail sales for the premium and mass market segments of the U.S. cigar industry from 1991 to 1996(a):

                  1991      1992       1993       1994      1995         1996
                  ----      ----       ----       ----      ----         ----
                                (in millions)

UNIT SALES:
  PREMIUM            97.2      98.9      109.5      125.5     163.9      274.3
  MASS MARKET     3,433.3   3,419.2    3,313.8    3,592.6   3,806.4    4,122.3
                  -------   -------    -------    -------   -------    -------
     TOTAL        3,530.5   3,518.1    3,423.3    3,718.1   3,970.3    4,396.3
                  =======   =======    =======    =======   =======    =======

RETAIL SALES      $ 705.0   $ 715.0    $ 730.0    $ 860.0   $1,005.0     --

(a)  Source - Cigar  Associates of America,  Inc.  ("CAA").  CAA's premium cigar data includes cigars imported from seven leading supplier countries, including the United States. U.S. premium cigar production was approximately 5.0 million units in 1995.

     Currently, all segments of the premium cigar industry are growing rapidly, from the low and moderately-priced premium cigars which we market to the large "high priced" cigar brands sold by established cigar/tobacco retail specialty shops. We believe that large importers and manufacturers of premium cigars will continue to distribute their nationally advertised, leading brands primarily through local cigar/tobacco stores. As and if our market demands, we intend to sell a larger number of higher quality premium cigars.

Cigar Production

     According to statistics compiled by The Cigar Insider, the Dominican Republic produces and exports more premium cigars into the United States than any other country in the world. It has a strong lead over all other cigar exporting nations, with nearly 50% of the market. Industry experts rate cigars manufactured in the Dominican Republic third in the world in quality, trailing only those from Cuba and Jamaica.

     Cuban cigars cannot be exported into the United States as a result of the 1962 trade embargo. Neither PCI nor its wholly-owned subsidiary CAN-AM currently distributes or engages in any transactions involving Cuban cigars or any products of Cuban origin in any of their operations, whether in the United States, Canada or elsewhere. PCI's standard form supplier agreement strictly prohibits its suppliers from providing any product containing any component of Cuban origin.

Cigar Purchasing; Private Label and Custom Brands

     Although historically PCI's largest supplier accounted for approximately 71% of our cigar purchases (and a higher percentage in Canada), we currently purchase cigars and accessories from over 19 different sources. As we have increased the volume of our cigar purchases, vendors have offered more favorable terms.

     We have an exclusive supply contract with a company in the Dominican Republic which currently can manufacture 60,000 cigars a month and potentially source up to an additional 240,000 premium cigars per month. This contract expires in July 1997, and is currently being renegotiated. We currently purchase cigars manufactured in the Dominican Republic, Mexico, Honduras, Nicaragua and the Philippines, and are working to establish relationships with additional cigar manufacturers in the Dominican Republic.

     In addition to brands distributed by our suppliers, we also sell private label cigars manufactured to our specifications by various suppliers.

We are negotiating with additional suppliers and customers to expand our private label operations, although we cannot assure that we will be successful. We will continue to purchase cigars manufactured by others as they become available on the open market, from time to time. Our cigars are generally purchased from various suppliers to meet demands at our sales price points.

     The recently publicized shortage of premium cigars has focused on the large importers and manufacturers that distribute well known "high priced" premium cigars to the local cigar/tobacco stores. We believe that the shelves of local cigar/tobacco stores have been, and will continue to be, low on stock due to brand name manufacturers not being able to meet the demand for their high priced, premium cigars. Supplies of the moderately-priced premium cigars we sell have remained more than adequate.

Our Expansion Plans

     Our strategy for continuing growth and achieving earnings involves filling a market niche by providing affordable, premium cigars that are conveniently accessible to the cigar smoking public. The PCI Cigar Program includes several components, including:

     Cigar Purchasing and Supply. Most of the cigars we sell are high quality, low to medium priced, premium cigars that are currently available in large quantities and are affordable.

     We do business with, and are continually negotiating agreements with, cigar importers and manufacturers which have relationships with tobacco plantations in the Dominican Republic and Mexico. The Dominican plantations with which we deal are located in the same valley which produces tobacco used in high priced premium cigars, and we believe that our suppliers produce cigars of similar high quality. However, we believe we can purchase and distribute these cigars at significantly lower prices than those made by the brand name manufacturers. We intend to maintain the manufacturers' labels which they use in their Country's local markets, and have begun to create our own private labels which may be banded on these premium cigars.

     We believe that we have built satisfactory supply relationships and are currently working with various cigar importers to assure that PCI will have an adequate supply of cigars at each key retail price point. We anticipate rapid expansion during the next few years, and we expect to add new suppliers to broaden our access to quality cigar and cigar accessories. We are also securing rights to distribute and place several different in-store humidors.

     Regional Direct Distribution and Sales Companies. We have entered into arrangements or agreements with three regional direct distribution and sales companies to supply them with premium cigars and in-store humidors in mass quantities. These regional direct distribution and sales companies will, in turn, sell, deliver direct to the stores, service, and merchandise the PCI Cigar Program. We have provided distributors with large humidors for quantity storage of cigars at distribution warehouses. We believe that these relationships will allow us to expand the PCI Cigar Program rapidly throughout the western United States. We intend to continue to utilize and expand this sales, distribution and merchandising strategy with similar regional direct distribution and sales companies throughout the rest of the U.S. and possibly Canada.

     Price Point Supply Systems. We have developed a price point based ordering system to eliminate complications of brand-specific product ordering, minimize stock shortages, and more effectively meet demand. We group our cigars by retail price point. Store personnel simply select the amount of cigars needed at each price point and phone or fax in the order. We then fill the order with cigars in stock which fall within the price point grouping. It is possible to order cigars by name, but the PCI Cigar Program provides that if a particular brand is not in stock when the order is taken, then a comparable cigar within the price point will be substituted.

     Extensive Education and Training Program. We believe that proper education, training, and support of store personnel can enhance the PCI Cigar Program by providing knowledge and awareness of brand popularity, cigar characteristics, care of humidors, and proven selling techniques. We have developed the "Premium Cigars International Comprehensive Guide to Premium Cigars" for distribution to store managers and employees, and a separate comprehensive package for distributors that introduces and explains the PCI Cigar Program in detail.

     State of the Art Management/Accounting Information Systems. Customer service and support are key factors in the success of the PCI Cigar Program. We have acquired and are implementing a modern, mid-sized integrated information system throughout PCI to support a business strategy which includes call management, order entry, credit and collection, inventory management, accounting and reporting, and decision management tools.

     Utilizing Distribution Companies And Telemarketing. We are expanding the PCI Cigar Program through the McLane Company and other distributors that currently deliver items every day to convenience stores, grocery stores, gas stations and restaurants throughout the United States and Canada. We believe we can use established national distributors to enable us to expand rapidly to thousands of stores who are already serviced by these large distributors. By using distributors, we can consolidate the invoicing of thousands of stores and drop ship large quantities of cigars and humidors to the distributors' regional warehouses or distribution centers for delivery directly to retail stores. We plan to increase the number of telemarketers we use so that stores being serviced by distributors will be called regularly to check on supply, chart sales, give tips on selling and placement of the humidors, and ensure that the store managers know how to care for the humidors.

     Advertising  and  Promotions;   Spokesperson.  We  intend  to  support  the
distribution of our cigars through advertising in numerous publications, including Cigar Aficionado, Smoke, Cigar Lovers, The Cigar Insider and other publications oriented to the type of person whom, we believe, smokes premium cigars. We also intend to expand our advertising and marketing through promotions distributed at our points of sale and through direct mail, and participation in trade shows. Recently we signed an agreement with Arie Luyendyk, winner of this year's Indianapolis 500, to be a spokesperson for PCI. Our logo is displayed on his helmet, and he will support us through personal appearances.

Company History

     PCI was incorporated in Arizona in December, 1996, and shortly thereafter acquired CAN-AM International Investments Inc., a Canadian corporation ("CAN-AM") which owned all cigar accounts, inventory and humidors formerly owned by Rose Hearts Inc. ("Rose Hearts") of Seattle, Washington, and J&M Wholesale, Inc. ("J&M") located near Vancouver, B.C.

     PCI's National and International Sales Managers, Colin Jones and Greg Lambrecht, through J&M and Rose Hearts, respectively, developed their concept of selling premium cigars using in-store countertop humidors in convenience stores, grocery stores and other retail outlet markets in June of 1996. Colin Jones owns and operates J&M, a 12-year old regional supplier and distributor of impulse purchase products to the convenience store market in British Columbia, Canada. Greg Lambrecht owns and operates Rose Hearts, a 14-year old supplier and distributor of impulse purchase products to convenience stores and grocery stores in the northwestern United States including Washington, Oregon, Northern California, and Montana.

     Canadian Sales; CAN-AM. With an average of over 12 years of distribution experience in the convenience store industry, Colin Jones and Greg Lambrecht created a new company, CAN-AM, to establish a premium cigar program with 7-Eleven in five Canadian Provinces. They believe that CAN-AM was the first company to market premium cigars sold out of in-store humidors to a Canadian national convenience store chain.

     The first major presentation of what is now the PCI Cigar Program was to Southland Corporation of Canada (7-Eleven). An initial test was conducted in 45 stores in Vancouver, B.C. and 15 stores in Edmonton, Alberta, with a possibility of expansion in 60 days if the test market was successful. After three weeks, the premium cigar program was so successful that 7-Eleven began a national program, and the PCI Cigar Program is currently in all 464 7-Eleven stores across Canada. With a warehouse near Vancouver B.C., a national distribution system, and a telemarketing service, current CAN-AM sales to 625 stores are approximately $400,000 (unaudited) per quarter or $1,600,000 (unaudited) per year.

     CAN-AM secured a strong foothold in the convenience industry with 7-Eleven stores, and is pursuing expansion through chains such as Mac's and Petro-Canada, as well as other independent retail outlets. Numerous retail outlets have approached CAN-AM to supply them with the PCI Cigar Program. Over the past several months, CAN-AM has secured over 625 retail outlets in Canada and is rapidly expanding to large chain stores and through distributors.

     U.S. Sales. Our United States operations distribute to 802 stores in 18 states. PCI U.S. sales in the month of June will be approximately $150,000 (unaudited), or $1,800,000 (unaudited) per year.

     Rose Hearts. The PCI Cigar Program has been established in the northwest United States by Rose Hearts and Greg Lambrecht. Rose Hearts, as a distributor, services PCI Cigar Program accounts in stores affiliated with 7-Eleven, Circle K, AM/PM, and other chains in Washington, Oregon, Idaho, northern California and Alaska. We intend to expand into other stores across the region.

     7-Eleven. Largely because of the success of the PCI Cigar Program with Southland Canada, PCI and Southland USA have negotiated and signed a master agreement to establish the PCI Cigar Program in all 7-Eleven corporate stores and in all franchise stores that request the PCI Cigar Program. There are over 5,300 7-Eleven stores across the United States. Under this agreement, we intend to add 500 stores a month through June, at which time we hope to increase to 1,000 new stores a month until our 7-Eleven rollout is complete. We currently have a list of over 2,000 7-Eleven stores that are currently approved for delivery of humidors and cigars in June and July. We expect to be in the majority of those stores by the end of 1997.

     McLane. We have been negotiating with the McLane Company ("McLane") for a master agreement to place and service the PCI Cigar Program in Circle K and other retail accounts which McLane services in the United States. Our competitors are vying for that agreement. McLane distributes products to over 35,000 retail outlets nationwide. We believe that currently PCIis the largest supplier of premium cigars to McLane, but we are not its sole supplier of humidors or premium cigars. We now distribute to two of McLane's 16 divisions, and are negotiating with other divisions. In addition to placing the PCI Cigar Program in Circle K stores in Las Vegas and one McLane account in Arizona, we have placed a large distributor humidor in Goodyear, Arizona, through which McLane services its Sun West Division (Arizona and Nevada).

     AM/PM. We have executed an agreement with AM/PM to place the PCI Cigar Program in AM/PM convenience stores in Washington and Oregon. We have placed humidors in 21 stores, and will roll out to over 100 stores, with the potential of nearly 200 stores. If initial results are successful, we intend to present the PCI Cigar Program to AM/PM nationwide.

     Associated Grocers. We have executed an agency contract with Associated Grocers to distribute the PCI Cigar Program to Associated Grocers' retail outlets (421 stores) in the Northwest. We have placed humidors in over 20 Associated Grocers stores.

     TexacoStar Mart. We service 22 Texaco Star Mart convenience stores in the Northwest, and are negotiating to expand the PCI Cigar Program with Texaco.

     Overall Marketing. Colin Jones and Greg Lambrecht each have been in the impulse item distribution business for over 12 years and have established relationships with many accounts across the United States that represent additional retail outlets not yet selling premium cigars. PCI officers attended the National Association of Convenience Stores ("NACS") in Las Vegas and displayed our premium cigars and in-store humidors. Our humidors advertise the PCI logo, name, and toll free number. We recently hired a celebrity spokesman, Arie Luyendyk, to help promote the PCI Cigar Program.

     We intend to grow rapidly by expanding the PCI Cigar Program distributing moderately-priced name brand and private label quality premium cigars and other cigars, in-store humidors, direct marketing, in-store merchandising, telemarketing, and education and training to retail outlets in the US and Canada. PCI has grown quickly with investor capital and bridge financing, but we have reached a point where substantial outside capital is needed to maintain expansion of the PCI Cigar Program.

Products

     The PCI Cigar Program. We offer a "full service" program to convenience stores and gas station outlets, grocery stores, and other high volume retail stores. To effectively place premium cigars and in-store humidors, we use direct distribution, and distribution through independent local/regional and national distributors. We offer and recommend that a PCI sales representative visit each local area to educate store managers and regional supervisors about the PCI Cigar Program. This presentation is accompanied by the PCI "Guide to Premium Cigars" that reviews the types of premium cigars by taste, smell, country of origin, and, most importantly, how to effectively sell premium cigars.

     The on-going success of our "full service" PCI Cigar Program depends, in part, on tele-merchandising. Our employees call store managers at retail outlet locations periodically to ask specific questions relating to sales volume, humidity levels, and placement of humidors. We analyze customer feedback and make recommendations on cigar brands and price points based upon the customer profile and experience of a retail location. This system has been working effectively in Canada for several months, and is being implemented in the U.S.

     Humidors. We provide, and retain ownership of, all countertop humidors shipped to retail outlets. Our humidors provide an attractive product display and increase shelf space available for PCI's products. In addition, we have designed and attached a magazine rack, which can be used to display and sell trade magazines such as Cigar Aficionado and Smoke. The celebrity covers used by such magazines, when displayed in the magazine rack provide high impact, point of purchase signage.

     Each PCI in-store humidor is a sealed case or box that displays premium cigars in an optimal environment of humidity. Our in-store humidors come in varying sizes that can store and display 50 to 400 cigars. The most popular humidor is a stained, hand-made wood case with a clear plexiglass lid, which holds 75 to 125 cigars.

     PCI's in-store humidors are designed to be placed on store countertops next to the cash register for maximum exposure. Each in-store humidor is equipped with a humidifier unit and a humidity gauge to indicate when to soak the humidifier in purified water. We designed a long- lasting Spanish cedar humidor to maintain constant humidity. Point of purchase signs which describe the characteristics of the cigars, such as the name of the cigar, country origin of the tobacco, size, flavor, and price are placed on the front of each stock keeping unit ("SKU") in the in-store humidors.

     Our Cigars. We distribute moderately-priced imported premium cigars, a limited number of higher-priced finest quality premium cigars, and a significant number of mass-market and little cigars, as well as certain accessories. We currently distribute over 60 brands of cigars.

     Premium Cigars. Our premium cigars are generally hand-rolled and sell at retail price points above $1.00/cigar. Through the PCI Cigar Program we distribute primarily large premium cigars with long-filler, long/medium, and medium/short filler tobacco and high quality, natural leaf wrappers and binders. In order to make hand-made cigars, binder tobacco is hand-wrapped around filler to create the "bunch" which is placed into a mold. Then, "wrapper" tobacco is hand-wrapped around the bunch, creating a premium cigar.

     The manufacturing process for premium cigars includes the selection, purchase and aging of the tobacco and hand rolling of the cigars. Tobacco is selected based upon its flavor and quality. The availability and quality of tobacco varies from season to season as a result of such factors as weather conditions and the demand for the tobacco.

     The taste of the cigar is based on the quality and/or blend of the tobacco. We do our best to select premium cigars with a blend of imported fine aged tobaccos. After tobacco is grown, it is typically aged for periods of between three months to three years. The time period for aging cigar tobacco has been substantially reduced in recent months due to the high demand for leaf tobacco used for cigar manufacturing worldwide.

     The cigar industry in general has recently experienced shortages in high-priced premium cigars because of shortages of certain types of the longest aged and highest priced natural wrapper and long filler. Currently, there is an abundant supply from a number of countries of the moderately-priced premium cigars of the types distributed by PCI. Although the shortages have not materially impacted cigar production to date, we cannot assure that future shortages will not have an adverse effect on the PCI Cigar Program.

     Mass Market Cigars. Mass market cigars are machine-made and generally have a retail price point of $1.00/cigar or less. Mass market cigars use less expensive tobacco than premium cigars. Manufacturers use a variety of techniques and grades of tobacco to produce mass market cigars that sell at PCI's low price points. Mass market cigars include large cigars (weighing three pounds/1,000 cigars) and little cigars (weighing less than three pounds/1,000 cigars). We purchase significant quantities of mass market cigars from several sources for sale at our lowest price point.

     Mass market large cigars combine natural leaf wrapper and man-made binder made from tobacco ingredients instead of natural binder, with filler threshed into short, tobacco ingredients replacing natural tobacco leaf. Flavoring and/or plastic tips are often added to popularly priced mass market large cigars.

     Price Point Supplies. Our PCI Cigar Program currently provides each customer with a number of cigars at each price point established between PCI and the specific store or distributor. This strategy allows us to substitute various premium cigar brands in each price group, depending upon supplies available from time to time. Our typical humidor displays premium cigars in three or five different price point SKUs. In addition, we maintain large custom-designed display case humidors with eight or more price point SKUs for selected high-volume locations.

Competition

     The cigar distribution industry is dominated by a small number of companies which are well known to the public. We believe that, as a distributor of premium cigars, PCI competes with a smaller number of primarily regional distributors including Southern Wine and Spirits, Specialty Cigars, Inc., Cohabico, Old Scottsdale Cigar Company, Inc., and many other small tobacco distributors and jobbers. A number of larger, well-known cigar manufacturing and wholesale companies, along with major cigarette manufacturers, have not yet entered the retail distribution market, including 800 JR Cigar Company, Inc., Consolidated Cigar Company, Culbro Corporation, General Cigar Company, Swisher, Caribbean Cigar Company, US Tobacco and others. Those companies may do so in the future. Many existing and potential competitors have larger resources than PCI and would, if they enter the Cigar distribution market, constitute formidable competition of our business. We cannot assure you that PCI can compete successfully in any market.

Government Regulation; Tobacco Industry Litigation

     General. The tobacco industry in general has been subject to regulation by Federal, state and local governments, and recent trends have been toward increased regulation. Regulations include labeling requirements, limitations on advertising and prohibition of sales to minors, laws restricting smoking from public places including offices, office buildings, restaurants and other eating establishments. In addition, cigars have been subject to excise taxation at the Federal, state and local level, and those taxes may increase in the future. Tobacco products are especially likely to be subject to increases in excise taxation. Future regulations and tax policies may have a material adverse affect upon the ability of cigar companies, including PCI, to generate revenue and profits.

     Excise Taxes.

     Federal Taxes. Effective January 1, 1991, the federal excise tax rate on large cigars (weighing more than three pounds per thousand cigars) was increased to 10.625%, capped at $25.00 per thousand cigars, and again increased to 12.75%, capped at $30.00 per thousand cigars, effective January 1, 1993. However, the base on which the federal excise tax is calculated was lowered effective January 1, 1991 to the manufacturer's selling price, net of the federal excise tax and certain other exclusions. The excise tax on pipe tobacco increased effective January 1, 1993 to $0.675 per pound. The federal excise tax on little cigars (weighing less than three pounds per thousand cigars) increased from $0.75 per thousand cigars to $0.9375 per thousand cigars effective January 1, 1991. The excise tax on little cigars increased to $1.125 per thousand cigars effective January 1, 1993. We do not believe that the current level of excise taxes will have a material adverse effect on our business, but we cannot assure that additional increases will not have a material adverse effect on our business.

     State and Local Taxes. Cigars and pipe tobacco are also subject to certain state and local taxes. Deficit concerns at the state level continue to exert pressure to increase tobacco taxes. Since 1964, the number of states that tax cigars has risen from six to 42. State excise taxes generally range from 2% to 75% of the wholesale purchase price, and are not subject to caps similar to the federal cigar excise tax. In addition, seven states have increased existing taxes on large cigars since 1988. Five states tax little cigars at the same rates as cigarettes, and four of these states have increased their cigarette taxes since 1988.

     State cigar excise taxes are not subject to caps similar to the federal cigar excise tax. Increases in such state excise taxes or new state excise taxes may in the future have a material adverse effect on our business.

     Health Regulations. Cigars, like other tobacco products, are subject to regulation in the U.S. at the federal, state and local levels. Together with changing public attitudes toward smoking, a constant expansion of smoking regulations since the early 1970s has been a major cause for a substantial decline in consumption. Moreover, the trend is toward increasing regulation of the tobacco industry.

     Federal Regulation. In recent years, a variety of bills relating to tobacco issues have been introduced in the Congress of the United States, including bills that would have: prohibited the advertising and promotion of all tobacco products and/or restricted or eliminated the deductibility of such advertising expenses; set a federal minimum age of 18 years for use of tobacco products; increased labelling requirements on tobacco products to include, among other things, addiction warnings and lists of additives and toxins; modified federal preemption of state laws to allow state courts to hold tobacco manufacturers liable under common law or state statutes; and shifted regulatory control of tobacco products and advertisements from the Federal Trade Commission to the U.S. Food and Drug Administration (the "FDA"). In addition, in recent years, there have been proposals to increase excise taxes on cigarettes. In some cases, hearings were held, but only one of these proposals was enacted. That law requires states, in order to receive full funding for federal substance abuse block grants, to establish a maximum age of 18 years for the sale of tobacco products along with an appropriate enforcement program. The law requires that states report on their enforcement efforts. Future enactment of the other bills may have an adverse effect on the sales or operations of PCI.
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
     EPA Litigation. The U.S. Environmental Protection Agency (the "EPA") has recently published a report with respect to the respiratory health effects of passive smoking, which report concluded that widespread exposure to environmental tobacco smoke presents a serious and substantial public health impact. In June 1993, Philip Morris and five other representatives of the tobacco manufacturing and distribution industries filed suit against the EPA seeking a declaration that the EPA does not have the statutory authority to regulate environmental tobacco smoke, and that, in view of the available scientific evidence and the EPA's failure to follow its own guidelines in making the determination, the EPA's final risk assessment was arbitrary and capricious. The litigation is still pending.

     FDA Regulation. The FDA has proposed rules to regulate cigarettes and smokeless tobacco in order to protect minors. Although the FDA has defined cigarettes in such a way as to include little cigars, the ruling does not directly impact large cigars. However, once the FDA has successfully exerted authority over any one tobacco product, the practical impact may be felt by distributors and manufacturers of any tobacco product. If the FDA is successful, this may have long-term repercussions on the larger cigar industry. The major tobacco companies and advertising companies recently brought an action in federal court in North Carolina challenging FDA regulation of tobacco products. The trial court ruled, on April 25, 1997, that the FDA may regulate tobacco products under the Federal Food, Drug and Cosmetic Act. The court certified its order for immediate appeal and the ultimate resolution of the litigation is still pending.

     State Regulation. In addition, the majority of states restrict or prohibit smoking in certain public places and restrict the sale of tobacco products to minors. Places where the majority of states have prohibited smoking include: any public building designated as non-smoking; elevators; public transportation; educational facilities; health care facilities; restaurants and workplaces. Local legislative and regulatory bodies have also increasingly moved to curtail smoking by prohibiting smoking in certain buildings or areas or by requiring designated "smoking" areas. In a few states, legislation has been introduced, but has not passed, which would require all little cigars sold in those states to be "fire-safe" little cigars, i.e., cigars which extinguish themselves if not continuously smoked. Passage of this type of legislation and any other related legislation could have a materially adverse effect on PCI's cigar business. Currently, the federal Consumer Product Safety Commission is working to establish such standards for cigarettes. The enabling legislation, as originally proposed, included little cigars. However, little cigars were deleted due to the lack of information on fires caused by these products.

     California-Proposition 65. Although federal law has required health warnings on cigarettes since 1965, there is no federal law requiring that cigars or pipe tobacco carry such warnings. However, California requires "clear and reasonable" warnings to consumers who are exposed to chemicals known to the state to cause cancer or reproductive toxicity, including tobacco smoke and several of its constituent chemicals. Violations of this law, Proposition 65, can result in a civil penalty not to exceed $2,500 per day for each violation. Although similar legislation has been introduced in other states, no action has been taken.
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
     During 1988, 26 manufacturers of tobacco products, including the largest mass-marketers of cigars, entered into a settlement of legal proceedings filed against them pursuant to Proposition 65. Under the terms of the settlement, the defendants agreed to label retail packages or containers of cigars, pipe tobaccos and other smoking tobaccos other than cigarettes manufactured or imported for sale in California with the following specified warning label:
"This Product Contains/Produces Chemicals Known To The State of California To Cause Cancer, And Birth Defects or Other Reproductive Harm." Although the
settlement of the Proposition 65 litigation by its terms only impacts California, it is not practical for national cigar manufacturers to confine their warning labels to cigars earmarked for sale in California. Consequently, since 1988, most boxes of mass market cigars manufactured in the United States carry cancer warning labels.

     Tobacco Industry Litigation. Historically, the cigar industry has not experienced material health-related litigation. However, litigation against leading United States cigarette manufacturers seeking compensatory and, in some cases, punitive damages for cancer and other health effects alleged to have resulted from cigarette smoking is pending.

     Proposed Settlement with States. Several states have sued tobacco companies seeking to recover the monetary benefits paid under Medicaid to treat residents allegedly suffering from tobacco-related illnesses. On June 20, 1997 the Attorneys General of 40 States and the major United States tobacco companies announced a proposed settlement of the litigation, which, if approved by the United States Congress, would require significant changes in the way United States cigarette and tobacco companies do business. The potential impact, if any, on the cigar industry is uncertain.

     As announced, the proposed settlement would include, among other things:

     o U.S. tobacco companies will pay $360 billion in the first 25 years, and then $15 billion a year.

     o The Food and Drug Administration could regulate nicotine as a drug but could not ban it until 2009.

     o Sick smokers can still sue the industry. Any money they won would come out of an annual $5 billion tobacco company fund. Smokers also could receive punitive damages for any future wrongdoing by tobacco companies out of that fund.

     o    All class-action lawsuits against the industry are banned.

     o    No tobacco billboards or other outdoor ads.

     o    No humans or cartoons in ads or on cigarette packs.
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
     o    No brand-name sponsorship of sporting events.

     o    Text-only ads in magazines with significant youth readership.

     o    No Internet advertising.

     o    No "product placement" in movies and on TV.

     o Black labels covering the top fourth of cigarette packs, including "Cigarettes are addictive" and "Smoking can kill you."

     o A cigarette vending machine ban; no self-service displays; cigarettes and smokeless tobacco sold only behind store counters.

     o Industry will pay fines if smoking by youths fails to drop by 30 percent in five years, 50 percent in seven years and 60 percent in 10 years. The penalty is $80 million per percentage point by which the target is missed.

     o No smoking in public places and most workplaces unless there are separately ventilated smoking areas.

     Other State Actions. Florida and Massachusetts have enacted statutes permitting suit against the tobacco companies to recoup such Medicaid costs, and recently, one defendant has entered into a settlement with such plaintiff states, which provides that the settling defendant will, among other things, pay a portion of its profits in the future to the plaintiff. Under the Florida statute, many of the tobacco companies' traditional defenses, such as assumption of risk, are vitiated. The statute also permits the state to establish causation (that smoking causes cancer, heart disease and other ailments) through the use of purely statistical evidence. The tobacco companies have filed suit challenging the Florida law as unconstitutional.

     Class Actions. A class action suit, Castano v. American Tobacco, et al. has been filed in federal district court in New Orleans against the entire cigarette industry. On February 17, 1995, the district court granted plaintiffs' motion for class certification with regard to the liability issues of fraud, breach of warranty (express or implied), intentional tort, negligence and strict liability as well as the issues of consumer protection and punitive damages. The court defined the class as "all nicotine-dependent persons in the United States," "the estates, representatives, and administrators of these nicotine-dependent cigarette smokers," and "the spouses, children, relatives and 'significant others' of these nicotine-dependent cigarette smokers as their heirs or survivors." The court defined "nicotine-dependent" to mean "all cigarette smokers who have been diagnosed by a medical practitioner as nicotine-dependent; and/or all regular cigarette smokers who were or have been advised by a medical practitioner that smoking has had or will have adverse health consequences who thereafter do not or have not quit smoking." In May 1996, the Fifth Circuit Court of Appeals reversed a Louisiana district court's certification of a nationwide class consisting essentially of nicotine dependent cigarette smokers. Notwithstanding the dismissal, new class actions asserting claims similar to those in Castano have recently been filed in certain states. To date, two pending class actions against major cigarette manufacturers have been certified. The first case is limited to Florida citizens allegedly injured by their addiction to cigarettes; the other is limited to flight attendants allegedly injured through exposure to secondhand smoke.

     In another  decision,  Cipollone v. Liggett  Group,  Inc.,  112 S. Ct. 2608
(1992), the United States Supreme Court held that certain federal legislation applicable specifically to cigarette manufacturers preempts claims based on failure to warn consumers about the health hazards of smoking, but does not preempt claims based on express warranty, misrepresentation and fraud, or conspiracy. Although we believe that the effect of the Cipollone decision, which involved cigarette smoking, will not have a material adverse effect on PCI operations, there can be no assurance of what the ultimate effect, if any, of the Cipollone decision or the pending cigarette industry litigation, or cigarette and tobacco regulation, will be on the cigar industry. Although there are numerous differences between the cigar industry and the cigarette industry, the outcome of pending and future cigarette litigation may encourage various parties to bring suits on various grounds against cigar industry participants. While it is impossible to quantify what effect, if any, any such litigation may have on our operations, we cannot assure you that such litigation would not have a material adverse effect on our operations.

     OSHA Regulations. The federal Occupational Safety and Health Administration
(OSHA) has proposed an indoor air quality regulation covering the workplace that seeks to eliminate nonsmoker exposure to environmental tobacco smoke. Under the proposed regulation, smoking must be banned entirely from the workplace or restricted to designated areas of the workplace that meet certain criteria. The proposed regulation covers all indoor workplaces under OSHA jurisdiction, including, for example, private residences used as workplaces, hotels and motels, private offices, restaurants, bars and vehicles used as workplaces. The tobacco industry is challenging the proposed OSHA regulation on legal, scientific and practical grounds. It also contends that the proposed regulation ignores reasonable alternatives. There is no guaranty, however, that this challenge will be successful. Although we do not believe that the proposed OSHA regulation would have a material adverse effect on the cigar industry or PCI, there are no assurances that such regulation would not adversely impact PCI.

Intellectual Property Rights

     We have obtained trademark registrations from the Arizona Secretary of State's office for the name "Premium Cigars International" and the initials "PCI." PCI has not yet filed any tradename or trademark registration applications with the United States Patent and Trademark Office. No assurance can be given that PCI will be granted the right to use any trademarks or tradenames. PCI owns no patents.
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
Facilities

     PCI subleases, from an independent third party, approximately 8,500 square feet for its corporate offices, warehouse, humidor storage and distribution facilities located in the Scottsdale Airpark area of Scottsdale, Arizona. The written sublease agreement expires on May 31, 1999. The annual rent for the first year is approximately $83,571 and the annual rent for the second year is approximately $85,609.

     CAN-AM occupies approximately 1,900 square feet of an office/warehouse facility in Burnaby, British Columbia (a suburb of Vancouver). CAN-AM's corporate offices, a walk-in humidor and warehouse space are leased on a month-to-month basis for approximately $1,000 per month.

     Distribution of products in the Northwest United States is handled through the Rose Hearts facility near Seattle, Washington.

     We believe that our distribution facilities are adequate for our present needs. However, we intend to lease additional space for distribution facilities within and outside the United States and believe that additional space will be available at commercially reasonable rents.

Employees

     As of June 24, 1997, PCI had 17 full time employees, of which five were executive and administrative, five were sales and marketing, and seven were warehouse and distribution personnel. None of PCI's employees are represented by a labor union and PCI believes that employee relations are good.

Legal Proceedings

     PCI is not a party to any pending lawsuits, nor do we know of any potential claims which, in the aggregate, could have a material adverse effect on PCI's financial position.

                                   MANAGEMENT

Executive Officers and Directors

     The executive officers and directors of PCI are as follows:


      NAME                           AGE                  POSITION

William L. Anthony                   54          Chairman of the Board of
                                                 Directors and Consultant

Steven A. Lambrecht                  46          Director, President and Chief
                                                 Executive Officer

David S. Hodges                      41          Director and Consultant

Colin A. Jones                       31          Director, Vice President of
                                                 International Sales

Greg P. Lambrecht                    35          Secretary, Treasurer, Vice
                                                 President of National Sales

Karissa B. Nisted                    41          Chief Financial Officer and
                                                 Controller

Scott I. Lambrecht                   26          Assistant Secretary

Jim Stanley                          34          Vice President of Purchasing


     William L. Anthony has been Chairman of the Board since June 20, 1997 and a consultant to PCI since April 1, 1997. He has agreed to serve as PCI's Chairman for a period of up to five years. He has 30 years of business and management experience and a "Big Six" accounting background with the New York office of KPMG Peat Marwick, LLP. Mr. Anthony worked for The Dial Corp from 1984 until August, 1996 culminating his position as Executive Vice President for the Consumer Product Division with annual revenue in excess of $1,000,000,000. He has held key management positions with Bechtel, the U.S. Chamber of Commerce, MAPCO and The Dial Corp. He is the owner, President and sole shareholder of Quality Computer Services, Inc. He received both a B.B.A. and an M.A. in Accounting from the University of Mississippi in 1965 and 1966 respectively. Mr. Anthony was certified as a public accountant in Louisiana in 1969.

     Steven A. Lambrecht has been a director and PCI's Chief Executive Officer since December 31, 1996. He has also served as PCI's President since May 3, 1997 and as Chairman of the Board from December 31, 1996 to June 20, 1997. He has 23 years of marketing and sales experience and 17 years of management experience; most of his business experience has been in real estate development and construction. He is the owner of Forum Import/Export

Company, a sole proprietorship, and was co-owner of Forum Development and Construction Company, Inc., a Washington corporation. He also founded Scottsdale Development and Construction Company, Inc., an Arizona corporation, in 1992. He has developed and sold over 20 million dollars worth of real estate since 1974. Steven A. Lambrecht is the brother of Greg P. Lambrecht and the father of Scott
I. Lambrecht.

     David S. Hodges has been a director since June 20, 1997 and has been a consultant to PCI since June 2, 1997. From April 1, 1997 to May 31, 1997, Mr. Hodges served PCI in a financial management capacity. From February, 1997 to April, 1997, Mr. Hodges served as Chief Financial Officer of Pro-Innovative Concepts, Inc., a Phoenix, Arizona premium promotion company. From January 1994 to September 1996 he was the Controller of The Dial Corp's Household Consumer Products Division. From 1984 to 1992 he served the R.J. Reynolds Tobacco Company in various financial and management positions. From 1980 to 1984, he served as a Senior Auditor and Consultant for public and private clients of Price Waterhouse LLP, a "Big Six" independent public accounting firm. Mr. Hodges received a B.S.B.A in accounting from John Carroll University of Cleveland, Ohio in 1978 and an M.B.A. in Finance from the University of North Carolina at Greensboro, North Carolina in 1980. He is a Certified Public Accountant in the State of North Carolina and a member of both the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants.

     Colin A. Jones has been a Director and Vice President of International Sales for PCI since May 3, 1997. He is a founder, the Co-Chairman and the President International Sales, PCI's wholly-owned subsidiary CAN-AM. He has 12 years of experience managing, marketing and selling in the convenience store and grocery store market sectors. In 1985, he founded J&M Wholesale, Ltd., a British Columbia corporation which delivers various wholesale products primarily to convenience store accounts in Canada. He continues to be the President and Chief Executive Officer of J&M. Under his employment agreement, Mr. Jones is obligated to devote his full working time to PCI. Mr. Jones studied Business Administration at Douglas College of New Westminster, British Columbia, Canada.

     Greg P. Lambrecht has been the  Secretary,  Treasurer and Vice President of
National Sales of PCI since May 31, 1997. He is the Co-Chairman and the President, National Sales, of PCI's wholly-owned subsidiary CAN-AM. He has 14 years of experience managing, marketing and selling to the convenience store and grocery store market. In 1984, he founded Rose Hearts, Inc., a Washington company which delivers various impulse purchase products to over 1,200 individual accounts in Washington, Oregon and California. He graduated with a B.A. in Communications from Western Washington University in 1984. Under his employment agreement, Mr. Lambrecht is obligated to devote his full working time to PCI. Greg P. Lambrecht is the brother of Steven A. Lambrecht and the uncle of Scott I. Lambrecht.

     Karissa B. Nisted has been the Chief Financial Officer since June 20, 1997 and has been the Controller of PCI since May 1, 1997. She served as Controller of Parkway Manufacturing, Inc. of Phoenix, Arizona from May 1995 to April 1997. From January 1994 to March 1995 she was the Controller of Guzman, a Tempe, Arizona construction firm. From July 1991 to October

1993 she was the Controller of Coxreels, a Tempe, Arizona manufacturing company. In 1990 and 1991 she performed accounting management for Arizona Precision Sheet Metal, a Phoenix, Arizona manufacturing company. Ms. Nisted has over 19 years' experience in accounting and financial management, including audit and tax experience with Arthur Andersen & Company of Phoenix, Arizona. Ms. Nisted received a B.B.A. in Accounting from Texas A&M University in 1978.

     Scott I. Lambrecht has been the Assistant Secretary of PCI since May 31, 1997. He served as a director from December 31, 1996 to February 17, 1997 and as PCI's interim President from December 31, 1996 to May 3, 1997. From July 1993 through December 1996 he served as President of SDCC, Inc., a Scottsdale,
Arizona general contracting firm owned by Steve Lambrecht. He received a Bachelors degree in Construction Management in 1993 from Arizona State University in Tempe, Arizona. Scott Lambrecht is the son of Steven A. Lambrecht and the nephew of Greg P. Lambrecht.

     Jim Stanley has been Vice President of Purchasing since June 20, 1997. He served as Purchasing Director for PCI since November of 1996. From May 1996 to October 1996 he served as an Account Executive for Computer Credit Insurance Corp. of Brea, California in the real estate loan and mortgage insurance market. From November 1995 to May 1996 he was an Account Executive for Senior Estate Services, a Bellevue, Washington estate planning and investment firm. From June 1994 to November 1995 he was Operations Manager for Promark Armrest, Inc. of Everett, Washington, a product development firm. He has over five years additional experience in the restaurant industry. Mr. Stanley received a B.A. in Business Administration from Washington State University in 1985.

     All directors hold office until the next election of directors at the annual shareholders meeting or until their successors have been elected and qualified. The Board of Directors currently consists of four (4) members. Upon completion of the Offering, and for five years thereafter, the Representative, W.B. McKee Securities, Inc., has the right to nominate one (1) member of the Board of Directors to serve the standard term of a director. The Bylaws permit the Board of Directors to determine the size of the Board within a range that the shareholders have set which is currently one (1) to nine (9) members.

Executive Compensation

     PCI was incorporated in December 1996 and did not commence operations until December 31, 1996. Neither PCI nor its wholly-owned subsidiary, CAN-AM, paid any compensation to any of its executive officers prior to January 1, 1997. The following table sets forth the annual and long-term compensation for PCI's Chief Executive Officer from January 1, 1997 through the completion of the fiscal year ended March 31, 1997. No other officers received reportable remuneration.

                           SUMMARY COMPENSATION TABLE

                                                                                  Long Term Compensation

                                            Annual Compensation                     Awards             Payouts
           (a)              (b)         (c)         (d)          (e)           (f)           (g)         (h)           (i)

                                                                Other                    Securities                    All
                                                               Annual      Restricted      Under-                     Other
                                                               Compen-        Stock         lying       LTIP         Compen-
Name and                                                       sation       Award(s)      Options/     Payouts       sation
Principal Position         Year      Salary($)   Bonus($)        ($)           ($)         SARs(#)       ($)           ($)

Steven A. Lambrecht,       1997      $7,500        --           --            --            --          --            --
Chairman of the
Board, Chief
Executive Officer

     Steven A. Lambrecht has an at-will Employment Agreement with PCI as Chief Executive Officer dated June 13, 1997 under which, effective May 1, 1997, he is to receive an annual salary of $60,000. He will be entitled to additional benefits, such as stock options and bonuses which may be offered in the future to comparable executives. If PCI terminates his employment for any reason other than for cause, as defined in the agreement, PCI must continue paying him his then-current compensation on a regular basis and premiums for continued health insurance coverage for nine (9) months.

     Colin A. Jones has an at-will Employment Agreement with PCI as Vice President of International Sales dated June 13, 1997 under which, effective May 1, 1997, he is to receive an annual salary of $60,000. He is also entitled to a one-time management fee of $80,000, payable over a 16-month period commencing July 1, 1997 at $5,000 per month, to compensate him for his expertise in sales, marketing, operations, management and existing contacts with major retail distributors. He has agreed to devote his full time to PCI activities, and will be entitled to additional benefits, such as stock options and bonuses which may be offered in the future to comparable executives. If PCI terminates his employment for any reason other than for cause, as defined in the agreement, PCI must continue paying him his then-current compensation on a regular basis and premiums for continued health insurance coverage for nine (9) months.

     Greg P. Lambrecht has an at-will Employment Agreement with PCI as Vice President of International Sales dated June 13, 1997 under which, effective May 1, 1997, he is to receive an annual salary of $60,000. He is also entitled to a one-time management fee of $80,000, payable over a 16-month period commencing July 1, 1997 at $5,000 per month, to compensate him for his expertise in sales, marketing, operations, management and existing contacts with major retail distributors. He has agreed to devote his full time to PCI activities, and will be entitled to additional benefits, such as stock options and bonuses which may be offered in the future to comparable executives. If PCI terminates his employment for any reason other than for cause, as defined in the agreement, PCI must continue paying him his then-current compensation on a regular basis and premiums for continued health insurance coverage for nine (9) months.

     We also have arrangements with the following consultants, each of whom is also a director.

     David S. Hodges is a director. He has a Business Consulting Agreement with PCI dated June 2, 1997 under which Mr. Hodges is to assist PCI with this Offering and additional projects related to strategic planning, budgeting, accounting and reporting, business analysis, information systems and operations as requested by PCI's management. Mr. Hodges receives $60 per hour and reimbursement for business expenses and health care coverage during the term of the agreement. Upon completion of this Offering, PCI or Mr. Hodges can elect to terminate the hourly payment agreement and PCI will instead pay Mr. Hodges, biweekly payments of $4,800 each for a maximum six month period.

     William L. Anthony, the Chairman of PCI's Board, has also acted as a consultant to PCI since April 1, 1997. He has not yet been compensated for his consulting services, but PCI has agreed to pay him $2,000 per month and to reimburse certain expenses.

     PCI has reimbursed David S. Hodges for $1,200 in attorney's fees related to the negotiation of his consulting relationship and has agreed to reimburse Greg
P. Lambrecht and Colin A. Jones for approximately $6,000 in attorneys fees related to the negotiation of various personal agreements or agreements of J&M or Rose Hearts with PCI. Neither of the law firms involved have any affiliation with PCI.

     PCI has no standing arrangements to compensate directors. After PCI completes this Offering, PCI will determine appropriate director compensation, which may include an annual retainer fee and/or a fee for each meeting attended, plus reasonable out-of-pocket expenses.

                              CERTAIN TRANSACTIONS

     CAN-AM Acquisition of J&M and Rose Hearts. On December 31, 1996, CAN-AM issued shares of its stock in exchange for the assets and liabilities of the cigar operations of J&M and Rose Hearts, including the cigar distribution accounts of each entity. PCI director and Vice President of International Sales Colin A. Jones is the President and sole shareholder of J&M. PCI Secretary, Treasurer and Vice President of National Sales Greg P. Lambrecht is the President and sole shareholder of Rose Hearts. Messrs. Jones and Greg Lambrecht owned one hundred percent (100%) of its voting stock of CAN-AM, and three others held non-voting shares. As set forth in PCI's consolidated financial statements for the fiscal year ended March 31, 1997, the cost of the net assets to J&M and Rose Hearts and the amount at which CAN-AM acquired the net assets was the same as its historical net cost in J&M and Rose Hearts. The combined cost, net of liabilities assumed, was approximately $1,000.

     PCI Acquisition of CAN-AM. Subsequent to the asset purchase transactions, but also on December 31, 1996, PCI acquired all of the issued and outstanding shares of CAN-AM in exchange of PCI shares. As adjusted by the May 31, 1997 3:1 stock split (as defined below "3:1 Stock Split"), and including shares issued on December 31, 1996 and January 9, 1997, CAN-AM's five shareholders received 817,500 shares of PCI Common Stock, representing all of the then-issued and outstanding shares of Common Stock of PCI. Mr. Jones received 371,250 or 45.4% and Greg Lambrecht received 363,750 or 44.5%.

     Jones/Lambrecht Notes Receivable. On December 31, 1996, Colin A. Jones and Greg P. Lambrecht each made long term promissory notes to PCI for $43,112.50. The notes accrue interest at six percent (6%) and all interest and principal are due on March 31, 1999. The notes relate to CAN-AM receivables which accrued prior to PCI's acquisition of all of CAN-AM's outstanding stock on December 31, 1996.

     J&M Management Agreement. On January 1, 1997, CAN-AM entered a Management Agreement with J&M to enable CAN-AM to reimburse J&M for any services provided to CAN- AM or on CAN-AM's behalf during the transition of J&M's Canadian operations to CAN-AM. J&M is to receive no additional sum, fee or commission other than reimbursement for J&M's expenses which are directly incurred in providing services to or on behalf of CAN-AM. At CAN-AM's sole discretion, CAN-AM may offset the reimbursement due under the Management Agreement against any related-party receivable that CAN-AM may owe to J&M.

     J&M, as a Canadian corporation wholly-owned by Colin A. Jones, continues to distribute certain wholesale and impulse purchase items to convenience stores and other accounts entirely located in Canada. J&M has, in the past, distributed certain cigars of Cuban origin to its convenience store accounts. Neither PCI nor its wholly-owned Canadian subsidiary CAN-AM currently distributes any cigars or other products of Cuban origin either in the United States or Canada. PCI's standard form supplier agreement strictly prohibits its suppliers from providing any product containing any component of Cuban origin.

     Luyendyk Endorsement Agreement. On May 1, 1997, PCI entered an Endorsement Agreement with Arie Luyendyk under which PCI would issue 15,000 shares of Common Stock (as adjusted for the 3:1 Stock Split) to Mr. Luyendyk subject to a six-month vesting schedule. In order to meet its obligations under the Endorsement Agreement without diluting the relative security positions of other shareholders prior to the Offering, PCI repurchased 15,000 (as adjusted by the 3:1 Stock Split) shares of its Common Stock from its Chief Executive Officer and Chairman, Steven A. Lambrecht, at $0.33 per share.

     Rose Hearts Distributorship Agreement. On June 13, 1997, PCI entered a Distributorship Agreement with Rose Hearts for the non-exclusive distribution to Associated Grocers, SuperValu and other accounts in the states of Alaska, Idaho, Oregon, Washington and Northern California. The agreement provides that any master agreement with a national PCI account or national distributor shall supersede the Rose Hearts agreement. The commission payable to Rose Hearts, under the agreement will be no greater than that paid to national distributorship accounts. Greg P. Lambrecht is the President and sole shareholder of Rose Hearts and the Secretary, Treasurer, Vice President of National Sales and a substantial shareholder of PCI.

     Barton Financing Settlement. On June 13, 1997, PCI entered a Full Settlement and Full Release of Equity Interest agreement among CAN-AM, Rose Hearts, J&M, Greg P.

Lambrecht, Colin A. Jones, Greg S. Barton and two of Mr. Barton's lenders. The agreement settled potential equity claims by Mr. Barton and his lenders regarding a September 5, 1996 loan for $110,000 at an annual interest rate of 36% to Rose Hearts, J&M, Greg P. Lambrecht, Colin A. Jones and CAN-AM. CAN-AM had expressly accepted liability for the loan under the terms of each of the Asset Purchase Agreements with J&M and Rose Hearts on December 31, 1996. As a result of the settlement, PCI will repay $10,000 to one of Mr. Barton's lenders, the loan was reduced to $100,000 and Mr. Barton converted the loan into Bridge Financing (See "INTERIM FINANCING - Bridge Financing"), which includes an 8% Note and warrants to purchase 40,000 shares of PCI Common Stock at fifty percent (50%) of the Offering Price. Greg P. Barton is a 7.56% beneficial owner of PCI's Common Stock. Greg P. Lambrecht and Colin A. Jones own and control Rose Hearts and J&M, respectively, are officers and directors of CAN-AM and are controlling shareholders, officers and/or a director of PCI.

     Barton and Mullavey Loans. On or about June 18, 1996, Greg S. Barton loaned Greg P. Lambrecht and Rose Hearts $50,000 in a transaction which included an option for Mr. Barton to convert the debt to equity of Rose Hearts. Between approximately May and September 1996, Ben P. Mullavey, a prior Rose Hearts consultant, loaned $50,000 to Rose Hearts in an undocumented transaction and provided consulting services to Rose Hearts. PCI, Rose Hearts and Greg P. Lambrecht agree that the Barton and Mullavey loans are solely Rose Hearts' debt obligations which CAN-AM did not assume as a part of the December 31, 1996 Asset Purchase Agreement for Rose Hearts' cigar operations. Ben P. Mullavey has communicated to PCI that he believes he has rights to convert his debt to Common Stock of PCI. Greg P. Lambrecht and Rose Hearts are negotiating with Messrs. Barton and Mullavey regarding a settlement of their claims, but PCI will not be a party to any settlement and will not directly issue any Common Stock to Barton or Mullavey.

     Lambrecht/LBIC Stock Sale. On June 17, 1997, Steven A. Lambrecht sold 20,000 shares of PCI Common Stock to Life of Boston Insurance Company, an Oklahoma corporation ("LBIC"). The Lambrecht-LBIC transaction was to provide additional incentive to LBIC to invest the final $250,000 to complete the Bridge Financing (See "INTERIM FINANCING - Bridge Financing"). Steven A. Lambrecht is PCI's President and Chief Executive Officer, and the beneficial owner of 13.34% of PCI's Common Stock. Lincoln Heritage Life Insurance Company, an Illinois corporation ("Lincoln"), owns 79% of the stock of LBIC. The Londen Insurance Group, an Arizona holding corporation, is the sole shareholder of Lincoln and the beneficial owner of the Shares of Common Stock held by LBIC and the Bridge Warrants held by Boston and Lincoln.

     Anthony Stock Purchase and Option Agreement. On June 20, 1997, William L. Anthony entered an Agreement to purchase 66,000 shares of PCI Common Stock for $22,000 from Steven A. Lambrecht (60,000), Colin A. Jones (3,000) and Greg P. Lambrecht (3,000). PCI, also a party to the Agreement, granted Anthony a non-qualified stock option to purchase 20,000 shares at the Offering price from the effective date of the Offering and for one (1) year thereafter. PCI also agreed to obtain, within 30 days after completion of this Offering to purchase officer and director insurance at coverage levels which are standard for distribution companies comparable to PCI. Anthony agreed to serve as Chairman of the Board for up to five (5) years, subject to appropriate approvals and the provisions of PCI's Bylaws.

     Lambrecht/Stanley Stock Sale. On June 20, 1997, Steven A. Lambrecht sold 15,000 shares of PCI Common Stock to James B. Stanley for $5,000. James B. Stanley is PCI's Vice President of Purchasing.

                             PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners, Management

     The following tables set forth certain information regarding shares of common stock beneficially owned as of June 24, 1997 by (i) each person or group known to PCI, which beneficially owns more than 5% of the common stock; (ii) each of PCI's officers and directors; and (iii) all officers and directors as a group. The percentage of beneficial ownership is based on 1,480,500 shares outstanding on June 24, 1997 as adjusted for the 3:1 Stock Split plus, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights. Unless otherwise indicated, the following persons have sole voting and investment power with respect to the number of shares set forth opposite their names:

     Security Ownership of Certain Beneficial Owners

(1)                      (2)                                (3)                               (4)

Title of          Name and Address of               Amount and Nature of                    Percent
Class             Beneficial Owner                  Beneficial Ownership                    of Class
-----             ----------------                  --------------------                    --------
Common            Colin Jones                              368,250                           24.87%
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

Common            Greg P. Lambrecht                        360,750(2)                        24.37
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

Common            Steven A. Lambrecht                      197,500(2)                        13.34
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

Common            Lincoln Heritage Life                   [220,000](1)(3)                    13.09
                  Insurance Company
                  4343 E. Camelback Rd. #400
                  Phoenix, Arizona 85018

Common            Londen Insurance Group                  [220,000](1)(3)                    13.09
                  4343 E. Camelback Rd. #400
                  Phoenix, Arizona 85018

Common            Life of Boston                          [120,000](1)(3)                     7.59
                  Insurance Company
                  4343 E. Camelback Rd. #400
                  Phoenix, Arizona 85018

Common            Greg S. Barton                          [115,000](1)                        7.56
                  17403 NE 45th Street
                  Redmond, WA 98036

Common            William L. Anthony                      [106,000](1)                        6.54
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

Common            Peter G. Charleston                       90,000(2)                         6.08
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

Common            Scott I. Lambrecht                        86,250(2)                         5.83
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

Common            Corey A. Lambrecht                        75,000(2)                         5.07%
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

(1) Includes shares which may be beneficially acquired by the exercise of stock warrants within 60 days as follows: Greg S. Barton, [40,000] @@________, William L. Anthony [40,000] @@_________, Lincoln Heritage Life Insurance Company, [200,000] @@________, Life of Boston Insurance Company [100,000] @@_________.

(2) Steven A. Lambrecht is the brother of Greg P. Lambrecht, the father of Corey A. Lambrecht and Scott I. Lambrecht and the uncle of Peter G.
     Charleston. Each of the Lambrechts and Mr. Charleston disclaims any beneficial interest in the shares held by the others.

(3) The Londen Insurance Group is the sole shareholder of the Lincoln Heritage Life Insurance Company. Lincoln Heritage Life Insurance Company owns 79% of the shares of Life of Boston Insurance Company.

     Security Ownership of Management

(1)                        (2)                               (3)                              (4)

Title of          Name and Address of               Amount and Nature of                     Percent
Class             Beneficial Owner                  Beneficial Ownership                     of Class
-----             ----------------                  --------------------                     --------

Common            Colin Jones                              368,250                             24.87%
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

Common            Greg P. Lambrecht                        360,750(2)                          24.37
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

Common            Steven A. Lambrecht                      197,500(2)                          13.34
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

Common            William L. Anthony                      [106,000](1)                          6.54
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

Common            Scott I. Lambrecht                        86,250(2)                           5.83
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

Common            David S. Hodges                          [20,000](1)                          1.33
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260

Common            James B. Stanley                          26,250                              1.77
                  15651 N. 83rd Way #3
                  Scottsdale, AZ 85260
                  ------------------------------------------------------------------------------

Common            All Officers and Directors                  1,165,000(1)(2)                     75.62%
                  as a group (7 persons)

(1) Includes shares which may be acquired by the exercise of options or warrants within 60 days as follows: William L. Anthony, [40,000] @@_______ shares, David S. Hodges, [20,000] @@ _________ shares.

(2) Steven A. Lambrecht is the brother of Greg P. Lambrecht and the father of Corey A. Lambrecht and Scott I. Lambrecht. Each of the Lambrechts disclaims any beneficial interest in the shares held by the others.

     Shareholders and Voting Agreement. On January 1, 1997, certain shareholders entered a Shareholders and Voting Agreement. On May 31, 1997, the agreement was terminated by a majority vote of the board of directors and a majority vote of the total outstanding shares of PCI. Among other terms, the agreement (i) required the offer of the parties' shares to the other parties to the agreement or PCI prior to offering such shares to a third party, (ii) required parties to maintain confidentiality of PCI confidential information, (iii) restricted any party from competing withPCI at any time the party held PCI shares, and (iv) contained a voting agreement to break a deadlock between an even number of directors by electing (an) additional director(s).

                   INTERIM FINANCING AND SELLING SHAREHOLDERS

     Bridge Financing and Bridge Warrants. Between March and June 1997, ten (10) accredited investors ("Bridge Investors") loaned PCI a total amount of $1,000,000 (the "Bridge Financing") in cash or conversion of prior debt of CAN-AM. The Underwriter's Representative, W.B. McKee Securities, Inc., was PCI's consultant for the Bridge Financing. Inreturn for their loans, Bridge Investors received promissory notes from PCI ("Bridge Notes") and warrants to purchase shares of PCI Common Stock at fifty percent (50%) of the Offering Price ("Bridge Warrants").

     The following sets forth the names of the Bridge Investors, who are also selling shareholders ("Selling Shareholders") in this Offering, the amount of their investment, the number of shares of Common Stock that they are entitled to purchase under the Bridge Warrants, and the percentage of their beneficial ownership before and after the Offering:

                                                   Number of
                                                   Common Shares             Percent        Percent
                                                   Entitled to               Owned          Owned
                                Loan               Purchase/Shares           Prior to       After
Name                            Amount             Being Offered             Offering       Offering
----                            ------             -------------             --------       --------
Walter Adrushenko               $   50,000         [20,000]_________         1.33             (6)

William L. Anthony(1)           $   50,000         [20,000]_________         6.54(5)        5.73

Greg S. Barton                  $  100,000(4)      [40,000]_________         7.56(5)        5.07

Mary A. Davis                   $  100,000         [40,000]_________         2.63             (6)

David S. Hodges(1)              $   50,000         [20,000]_________         1.33             (6)

Anthony Holden                  $   50,000         [20,000]_________         1.33             (6)

William B. McKee(2)             $   50,000         [20,000]_________         1.33             (6)
Life of Boston Insurance        $  250,000         [100,000]________         7.59(5)        1.35
  Company(3)

Lincoln Heritage Life           $  250,000         [100,000]________         13.09(5)       1.35
  Insurance Company(3)

Martin B. Perlman               $   50,000         [20,000]_________         1.33             (6)
                                ----------
        Totals:                 $1,000,000         400,000


(1) Messrs. Anthony and Hodges are directors and consultants to PCI. See "Management."
(2) Principal of W.B. McKee Securities, Inc., the Underwriter's Representative of the securities issued under this Prospectus.
(3)  Beneficially owned and controlled by the Londen Insurance Group.
(4)  Conversion of debt of CAN-AM. See "Certain Transactions."
(5) Includes other beneficial holdings of such persons as follows: William L. Anthony, 86,000, Greg S. Barton, 75,000, Life of Boston Insurance Company, 20,000, Lincoln Heritage Life Insurance Company, 120,000.
(6)  Less than 1%.

     The Bridge Notes accrue eight percent (8%) annual interest until the closing of the Offering under this Prospectus. After the Offering closes, the Bridge Notes bear interest at sixteen percent (16%). PCI intends to repay the Bridge Notes using proceeds from the Offering.

     Holders may exercise Bridge Warrants during the five-year period commencing on the completion date of the Offering. It is possible that federal or state regulators, the NASD, marketofficials or the Underwriter may require contractual restrictions for a period following the date of this Prospectus. The Bridge Warrants contain anti-dilution provisions.

     Proceeds from the Bridge Financing were used to purchase cigars, humidors and related items and capital equipment and pay salaries, business expenses and office costs, and professional and consulting fees.

     Sales By Selling Shareholders. PCI will not receive any proceeds from the sale by the Selling Shareholders of the shares of Common Stock being sold by them. Shares being sold pursuant to this Prospectus may be sold from time to time in transactions (which may include block transactions by or for the account of the Selling Shareholders) in the over-the-counter market, on the Nasdaq SmallCap Market or in negotiated transactions, a combination of such methods or otherwise. Sales may be made at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods or otherwise, and securities may be transferred by gift.

     Selling Shareholders may sell their shares directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders, or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. The broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers from whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Shareholder's securities may not simultaneously engage in market-making activities with respect to any securities of PCI during the applicable "cooling-off" period (at least two and possibly nine business days) prior to the commencement of such distribution. Accordingly, in the event Underwriters of PCI's initial public offering is engaged in a distribution of a Selling Shareholder's securities, it will not be able to make a market in PCI's securities during the applicable restrictive period. However, the Underwriters have not agreed to and are not obligated to act as broker-dealer in the sale of any Selling Shareholder's securities and the Selling Shareholders may be required, and in the event the Underwriter is a market-maker, will likely be required, to sell such securities through another broker-dealer. In addition, each Selling Shareholder desiring to sell securities will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of the purchases and sales of shares of PCI's securities by such Selling Shareholders.

     The Selling Shareholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act
and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discount and commissions under the Securities Act.

     We have informed the Selling Shareholders that the anti-manipulative rules under the Securities Exchange Act of 1934, Rules 10b-2, 10b-6 and 10b-7, may apply to their sales in the market and has furnished each of the Selling Shareholders with a copy of these rules. PCI has also informed the Selling Shareholders of the need for delivery of copies of this Prospectus.

                            DESCRIPTION OF SECURITIES

     General. PCI is authorized to issue 10,000,000 shares of Common Stock, no par value.

     Stock Split. On May 31, 1997, PCI's shareholders unanimously approved a three-for-one forward stock split ("3:1 Stock Split"), whereby each issued and outstanding share of PCI's Common Stock was reclassified as three (3) shares of Common Stock, no par value. The 3:1 Stock Split did not affect the number of shares of Common Stock which may be acquired by the holdersof the Bridge Warrants, because the anti-dilution provisions of the Bridge Warrants are only affected by reclassifications which occur after the date of this Prospectus.

     Common Stock. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may declare from funds legally available. In the event of liquidation, each outstanding share entitles its holder to participate ratably in the assets remaining after payment of liabilities. Presently 1,480,500 shares of Common Stock are issued and outstanding, and upon completion of this Offering, assuming the Underwriters do not exercise their over-allotment option, 3,480,500 shares of Common Stock will be outstanding.

     Stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities of PCI, and there are no redemption or sinking fund provisions with regard to the Common Stock. All outstanding shares of Common Stock are, and those issuable upon exercise of the outstanding Warrants will be when issued, validly issued, fully paid, and nonassessable. Stockholders have cumulative voting rights as provided by Arizona law.

     Shares Eligible for Future Sale. Other than the outstanding shares of Common Stock issued pursuant to this Offering, all of the presently issued and outstanding shares of Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the

Securities Act. Rule 144 governs resales of restricted securities for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of PCI may include its directors, executive officers and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144, unregistered resales of restricted Common Stock cannot be made until the restricted shares have been held for one year from the later of its acquisition from PCI or an affiliate of PCI. Thereafter, shares of Common Stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about PCI (the "Applicable Requirements"). Resales by PCI's affiliates of restricted and unrestricted Common Stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of (i) one percent of the then outstanding shares, or (ii) the average weekly reported trading volume during the four calendar weeks preceding each such sale. A person who is not deemed an "affiliate" of PCI and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the Applicable Requirements.

     If a public market develops for PCI's Common Stock, PCI is unable to predict the effect that sales made under Rule 144 or other sales may have on the then prevailing market price of the Common Stock. Of the 1,480,500 presently outstanding shares of Common Stock, other than those issued in this Offering, no shares of Common Stock will become eligible for sale pursuant to Rule 144 prior to December 31, 1997. Thereafter, at various times through March 10, 1998, 1,480,500 shares of Common Stock will become eligible for sale pursuant to Rule 144.

     In addition, the holders of all 1,480,500 shares of Common Stock currently issued have agreed that they will not sell their shares for 18 months from the date of this Prospectus, without the prior approval of the Underwriter.

Transfer Agent

     The transfer agent ("Transfer Agent") for the Common Stock and Warrant Agent for the Underwriter Warrants is American Securities Transfer & Trust, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202-1817, (303) 298-5370.

                                 DIVIDEND POLICY

     PCI has never declared or paid a cash dividend on its Shares. We currently intend to retain any earnings to fund the development and growth of our business and we do not anticipate paying any cash dividends in the foreseeable future. The payment of cash dividends will be considered by PCI's Board of Directors based upon its results of operations, cash flows, financial condition and liquidity.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below have severally agreed to purchase from PCI the following number of Shares set forth opposite their names at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

         Underwriter                            Number of Shares
         -----------                            ----------------

         W.B. McKee Securities, Inc.            ________________
         _____________________________________  ________________
         _____________________________________  ________________

                  Total
                                                ================

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all Shares offered hereby if any of the Shares are purchased.

     W.B. McKee Securities, Inc. (the "Representative") as representative of the Underwriters, has advised PCI that the Underwriters propose to offer the shares purchased by them directly to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at a price that represents a concession of $________ per Share, or ______% per Share. After the initial public offering of the Shares, the offering price and the selling terms may be changed by the Underwriters.

     We have granted the Representative, as an Over-Allotment Option exercisable not later than 45 days after the date of this Prospectus, the option to purchase up to _______ Shares (equal to 15% of the number of Shares sold in the offering), at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus, solely for the purpose of covering any over-allotments.

     We have agreed to pay the Representative a non-accountable expense allowance in the amount of 3% of the Offering proceeds received from the sale of the Shares, which is estimated at $__________, $25,000 of which has already been paid, or $_____________ if the Over-Allotment Option is exercised.

     At the closing of this Offering, PCI will sell to the Representative, at a price of $.01 each, Representative's Warrants to purchase up to ______ shares (one share for every ten shares sold in this Offering, exclusive of Warrants sold under the Over-Allotment Option). Each Representative's Warrant will be exercisable for a four-year period, commencing one year from the date of this
Prospectus, at an exercise price equal to $________ per share (120% of the public offering price of the shares). Upon exercise of cash Representative's Warrant we will issue one share of Common Stock The Representative's Warrants will contain anti-dilution provisions providing for appropriate adjustments in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction by PCI. The Representative's Warrants do not entitle the Representative to any rights as a shareholder of PCI until they are exercised. The Representative's Warrants may not be transferred for one year from the date of this Prospectus, except to officers of the Representative. After one year from the date of this Prospectus, if a transfer of a Representative's Warrant occurs to a party not an officer of the Representative, then the Representative's Warrant transferred must be immediately exercised.

     For the period during which the Representative's Warrant is exercisable, the holder(s) will have the opportunity to profit from a rise in the market value of the Common Stock, with a resulting dilution in the interest of the other stockholders of PCI. The holder(s) of the Representative's Warrants can be expected to exercise them at a time when PCI would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to PCI than those provided for in the Representative's Warrant. Such facts may adversely affect the terms on which PCI can obtain additional financing.

     We have granted certain demand and piggyback registration rights with respect to the securities issuable upon exercise of the Representative's Warrants under the Securities Act. PCI will register the shares underlying the Representative's Warrants and Representative's Stock Warrants. The Representative's Unit Warrants provide that on one occasion, upon the request of the Representative, at any time during the five-year period commencing one year after the date of this Prospectus, PCI will prepare and file a post-effective amendment or new registration statement permitting the sale of the Representative's

     Warrants and/or underlying securities and use its best efforts to keep the registration statement under the Securities Act effective for a nine-month period following the effective date. We will bear the cost of such amendment or registration statement. If PCI files a registration statement under the Securities Act relating to an equity offering at any time during the five-year period following the date of this Prospectus, the holders of the Representative's Unit Warrants or underlying securities will have the right, subject to certain conditions, to include in such registration statement all or part of the underlying securities at the request of the holders.

     PCI, any selling security holders and the Representative have agreed to indemnify each other against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act. Such indemnification is limited or unavailable in certain circumstances, including where legally unavailable.

     All of the present shareholders of PCI have agreed not to offer, sell or otherwise dispose of any such outstanding Common Stock or Common Stock issuable upon exercisable of options for a period of eighteen months after completion of this Offering without prior consent of the Representative. See "PRINCIPAL STOCKHOLDERS."

     Uponclosing of the Offering, the Representative will have the right to nominate one member of the Board of Directors to serve for a five (5) year term.

     The foregoing is a brief summary of certain provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the Underwriting Agreement is on file with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. See "AVAILABLE INFORMATION."

                                  LEGAL MATTERS

     Titus, Brueckner & Berry, P.C., 7373 North Scottsdale Road, Scottsdale Centre, Suite B-252, Scottsdale, Arizona 85253, counsel for PCI, will give their opinion that the shares of Common Stock offered in this Prospectus are validly authorized and issued. Streich Lang, P.A. has represented the Representative in connection with this Offering.

                                     EXPERTS

     The financial statements of PCI included in this Prospectus have been audited by Semple & Cooper, LLP, independent certified public accountants, as stated in their report which immediately precedes the financial statements. We include the financial statements in reliance on Semple & Cooper, LLP's report which was given on the authority of that firm as experts in accounting and auditing.

Engagement of Independent Accountants

     Semple & Cooper, LLP ("Semple & Cooper") was engaged in 1997 to audit the consolidated financial statements of PCI for the period beginning June 1, 1996 and ending March 31, 1997. Neither PCI nor CAN-AM had previously engaged independent accountants to audit their financial statements. General due diligence disclosures were made to Semple & Cooper in the normal course of Semple & Cooper's decision regarding whether to undertake the audit. The Company was not provided with either written or oral advice as to accounting, auditing or financial reporting issues arising from any discussion with Semple & Cooper concerning the application of accounting principles to a specific or completed transaction, the type of audit opinion, or any disagreement, which was an important factor in the decision to engage Semple & Cooper. The Company is aware of no disagreements or reportable events with respect to its relationship with Semple & Cooper.

                                                GLOSSARY


Applicable                    Requirements Resale  restrictions  required by SEC
                              Regulation ss. 230.144 ("Rule 144"), including holding period, volume limitation, aggregation, broker transaction, notice filing and availability of public information requirements.

Bridge Warrants               Warrants to purchase  shares of PCI's Common Stock
                              at 50% of the Offering Price.

Bridge Financing              Interim   financing   of   $1,000,000   from  nine
                              investors between March and June 1997; Investors received a promissory note ("Bridge Note") for the amount of their investment and a warrant ("Bridge
                              Warrant") to purchase shares of PCI's Common Stock at 50% of the Offering Price.

CAN-AM CAN-AM International Investments Corp., a British Columbia (Canada) corporation and wholly-owned subsidiary of PCI. All of PCI's Canadian cigar operations are conducted through CAN-AM.

EPA                           The U.S. Environmental Protection Agency.

Exchange Act                  The Securities Exchange Act of 1934, as amended.

FDA                           The U.S. Food and Drug Administration.

FTC                           The Federal Trade Commission.

J&M J&M Wholesale, Ltd., a British Columbia (Canada) corporation wholly-owned and controlled by Colin
                              A. Jones, who is an officer and director of CAN-AM and an officer, director and controlling shareholder of PCI.

Master Agreement              A form retailer or regional distribution agreement
                              that PCI negotiated with a major convenience store chain, which approved for use by retail stores or regional distribution centers within the chain, but which must be accepted by each individual store or distribution region which wishes to participate in the PCI Cigar Program.

Merchandising                 Full-service in-store support of a retail location
                              including cleaning, supplying and maintaining the humidor, rotating stock and providing training to store management and personnel.

NACS                          National Association of Convenience Stores.

Nasdaq SmallCap Market        An  interdealer   quotation   system  for  smaller
                              companies operated by Nasdaq.

Nasdaq The National Automated Dealer Quotation System operated by The Nasdaq Stock Market, Inc.

Offering Price                The price per share  printed  on the cover of this
                              Prospectus.

Offering                      PCI's initial public  offering of its Shares under
                              this   Prospectus   and   registered   under   its
                              Registration Statement on Form SB-2.

Over-Allotment-Option         Options  that PCI has granted to the  Underwriter,
                              exercisable  for 45  days  from  the  date of this
                              Prospectus,   to  purchase  up  to  an  additional
                              300,000 Shares to cover excess allotments for the Shares Offered.

PCI                           Premium Cigars International, Ltd.

PCI Cigar Program             PCI's  cigar   distribution   program,   including
                              premium and mass market cigars, humidors, service, training and sales.

Prospectus                    This document.

Registration Statement        PCI's  Registration  Statement  on Form SB-2 filed
                              with the SEC as of the date of this Prospectus, which includes exhibits and other information that is not included in this Prospectus.

Representative                W.B. McKee Securities, Inc.

Representative Warrants       Warrants to purchase 200,000 Shares exercisable at
                              120%  of  the  Offering   Price;   issued  to  the
                              Underwriter as additional compensation.

Rose Hearts                   Rose Hearts, Inc, a Washington corporation that is
                              wholly-owned and controlled by Greg P. Lambrecht, who is an officer and director of CAN-AM and an officer and controlling shareholder of PCI.

SEC                           The Securities and Exchange Commission.

Securities Act                The Securities Act of 1933, as amended.

Share One of the shares of PCI's Common Stock, no par value.

3:1 Stock Split               A 3:1  forward  split of PCI's  shares  of  Common
                              Stock, approved by PCI's shareholders on May 31, 1997.

Transfer Agent and Warrant    American Securities Transfer & Trust, Inc.
Agent

Underwriter                   W.B. McKee Securities,  Inc. and others who may be
                              named in a syndicate of co-underwriters.

Underwriting Discount         Compensation  to the  Underwriter in the form of a
                              10% discount of Underwriter's purchase price from the Offering Price at which the Underwriter will sell the Shares.

"We"                          Premium Cigars International, Ltd.

                             ADDITIONAL INFORMATION

     PCI filed a Registration Statement on Form SB-2 with the SEC relating to the securities offered in this Prospectus. This Prospectus does not contain all of the information included in the Registration Statement. For further information about PCI and the securities we are offering in this Prospectus, refer to the Registration Statement and its exhibits. The statements we make in this Prospectus regarding the content of any contract or other document are necessarily not complete, and you may examine the copy of the contract or other document that we filed as an exhibit to the Registration Statement. All our statements about all such contracts or other documents are qualified in their entirety by referring you to the exhibits to the Registration Statement.

                              FINANCIAL STATEMENTS

                          Index to Financial Statements

Independent Auditor's Report .............................................   F-2
Consolidated Balance Sheet ...............................................   F-3
Consolidated Statement of Operations .....................................   F-4
Consolidated Statement of Changes in Stockholders' Equity ................   F-5
Consolidated Statement of Cash Flows .....................................   F-6
Notes to Consolidated Financial Statements ...............................   F-7

                       PREMIUM CIGARS INTERNATIONAL, LTD.
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                         For The Period From The Date of
                             Inception, June 1, 1996
                             Through March 31, 1997

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To The Board of Directors of
Premium Cigars International, Ltd.


We have audited the accompanying consolidated balance sheet of Premium Cigars International, Ltd. and Subsidiary as of March 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from the date of inception, June 1, 1996 through March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premium Cigars International, Ltd. and Subsidiary as of March 31, 1997, and the results of its operations, changes in stockholders' equity, and its cash flows for the period from the date of inception, June 1, 1996 through March 31, 1997, in conformity with generally accepted accounting principles.


Semple & Cooper, L.L.P.

Phoenix, Arizona
June 18, 1997

                PREMIUM CIGARS INTERNATIONAL, LTD. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                 March 31, 1997

                                     ASSETS

Current Assets:
   Cash and cash equivalents (Note 1)                                 $  53,018
   Accounts receivable (Notes 1 and 2)
     - trade                                                             64,300
     - related parties                                                    8,497
   Inventory (Notes 1 and 3)                                            126,337
   Prepaid expenses                                                      15,607
                                                                      ---------

        Total Current Assets                                            267,759
                                                                      ---------

Property and Equipment, Net (Notes 1 and 4)                              23,055
                                                                      ---------
Other Assets:
   Humidors, net (Note 1)                                                60,486
   Notes receivable - related parties (Note 2)                           86,225
   Organizational costs, net (Note 1)                                    32,386
   Deferred costs (Note 1)                                               53,550
                                                                      ---------
                                                                        232,647
                                                                      ---------

                                                                      $ 523,461
                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Note payable (Note 5)                                              $  50,000
   Notes payable - related parties, current portion (Note 2)             19,641
   Accounts payable - trade                                             109,254
   Accrued expenses
     - tobacco taxes                                                    100,333
     - other                                                             70,700
                                                                      ---------

        Total Current Liabilities                                       349,928
                                                                      ---------
Long-Term Liabilities:
   Notes payable - related parties, long-term portion (Note 2)          110,000
                                                                      ---------

Commitments: (Note 7)                                                      --
                                                                      ---------
Stockholders' Equity:(Note 8)
   Common stock - no par value, 10,000,000 shares authorized,
     1,480,500 shares issued and outstanding                            217,050
   Accumulated deficit                                                 (153,517)
                                                                      ---------
Total Stockholders' Equity                                               63,533
                                                                      ---------

        Total Liabilities and Stockholders' Equity                    $ 523,461
                                                                      =========
                   The Accompanying Notes are an Integral Part
                    of the Consolidated Financial Statements

                PREMIUM CIGARS INTERNATIONAL, LTD. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                   For The Period From The Date of Inception,
                       June 1, 1996 Through March 31, 1997

Net Sales                                                           $   845,571

Cost of Sales                                                           643,790
                                                                    -----------

Gross Profit                                                            201,781
                                                                    -----------

Selling, General and Administrative                                     333,776
                                                                    -----------

Loss from Operations                                                   (131,995)
                                                                    -----------

Other Income (Expense):
  Interest Expense                                                      (21,292)
  Other                                                                     963
  Foreign currency transaction loss                                      (1,193)
                                                                    -----------
                                                                        (21,522)
                                                                    -----------

Net Loss                                                            $  (153,517)
                                                                    ===========

Loss per Share (Note 1)                                             $      (.10)
                                                                    ===========

Weighted Average Number of Shares Outstanding                         1,480,500
                                                                    ===========
                   The Accompanying Notes are an Integral Part
                    of the Consolidated Financial Statements

                PREMIUM CIGARS INTERNATIONAL, LTD. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   For The Period From The Date of Inception,
                       June 1, 1996 Through March 31, 1997


                                    Common Stock                       Total
                             ---------------------   Accumulated   Stockholders'
                               Shares      Amount      Deficit        Equity
                               ------      ------      -------        ------

Balance, June 1, 1996             --     $    --     $    --        $    --

Shares issued for
  cash                       1,450,500     207,050        --          207,050

Shares issued for
  services                      30,000      10,000        --           10,000

Net loss                          --          --      (153,517)      (153,517)
                             ---------   ---------   ---------      ---------
Balance, March 31,
  1997                       1,480,500   $ 217,050   $(153,517)     $  63,533
                             =========   =========   =========      =========

                   The Accompanying Notes are an Integral Part
                    of the Consolidated Financial Statements

                PREMIUM CIGARS INTERNATIONAL, LTD. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                   For The Period From The Date of Inception,
                       June 1, 1996 Through March 31, 1997

Increase (Decrease) in Cash and Cash Equivalents:

Cash flows from operating activities:
   Cash received from customers                                       $ 782,234
   Cash paid to suppliers and employees                                (827,701)
   Interest paid                                                        (21,292)
                                                                      ---------
          Net cash used for operating activities                         66,759
                                                                      ---------
Cash flows from investing activities:
   Purchase of property and equipment                                   (23,302)
   Purchase of humidors                                                 (71,451)
   Disbursements for notes receivable - related parties                 (86,225)
   Organizational costs                                                 (32,386)
   Deferred offering costs                                              (53,550)
                                                                      ---------
          Net cash used by investing activities                        (266,914)
                                                                      ---------
Cash flows from financing activities:
   Proceeds from notes payable                                           50,000
   Proceeds from note payable - related party                           129,641
   Proceeds from issuance of common stock                               207,050
                                                                      ---------
          Net cash provided by financing activities                     386,691
                                                                      ---------
Net increase in cash and cash equivalents                                53,018

Cash and cash equivalents at beginning of period                           --
                                                                      ---------

Cash and cash equivalents at end of period                            $  53,018
                                                                      =========
Reconciliation of Net Loss to Net Cash used for
  Operating Activities:

Net Loss                                                              $(153,517)
                                                                      ---------
Adjustments  to  reconcile net  loss to  net  cash
  used for operating activities:
    Depreciation and amortization                                        11,212
    Stock issued for services                                            10,000

Changes in Assets and Liabilities:
    Accounts receivable
      - trade                                                           (64,300)
      - related parties                                                  (8,497)
    Inventory                                                          (126,337)
    Prepaid expenses                                                    (15,607)
    Accounts payable
      - trade                                                           109,254
    Accrued expenses
      - tobacco taxes                                                   100,333
      - other                                                            70,700
                                                                      ---------
                                                                         86,758
                                                                      ---------

Net cash used for operating activities                                $ (66,759)
                                                                      =========
                   The Accompanying Notes are an Integral Part
                    of the Consolidated Financial Statements

                PREMIUM CIGARS INTERNATIONAL, LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates:

        Nature of Operations:

        Premium Cigars International, Ltd. (the "Company") is a Corporation organized under the laws of the State of Arizona on December 16, 1996. CAN-AM International Investments Corp. (CAN-AM), a British Columbia Canadian corporation, was incorporated on June 20, 1996. The Company acquired all of the outstanding stock of CAN-AM on December 31, 1996. The principal business purpose of the Company is the distribution of premium cigars using countertop humidors in convenience stores, grocery stores and other retail outlet markets. The Company conducts business throughout the United States. The Company's wholly-owned subsidiary, CAN-AM, operates throughout greater Canada.

        Significant Transactions:

        Prior to January 1, 1997, CAN-AM acquired all existing cigar accounts, cigar related inventory, humidors, other assets and the related trade accounts payable and tobaco tax liabilities from J&M Wholesale, Ltd. and Rose Hearts, Inc. These corporations were owned by the principal stockholders of Premium Cigars International, Ltd. As all acquisitions and account purchases were consummated within a controlled group, the cigar operations of J&M Wholesale, Ltd. and Rose Hearts, Inc. are included in the accompanying financial statements from the date of commencement of cigar sales, June 1, 1996.

        Principles of Consolidation:

        The consolidated financial statements include the activity of Premium Cigars International, Ltd., together with its wholly-owned subsidiary, CAN-AM, and its predecessors cigar related activity of J&M Wholesale, Ltd. and Rose Hearts, Inc. The activity of CAN-AM and its predecessors is included in the consolidated financial statements from the date of commencement of cigar operations, June 1, 1996. All significant intercompany accounts and transactions have been eliminated.

        Pervasiveness of Estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Cash and Cash Equivalents:

        Cash equivalents are considered to be all highly liquid investments purchased with a maturity of three (3) months or less.

        Accounts Receivable - Trade:

        Accounts receivable - trade represents amounts earned but not collected in connection with the sale of cigars and cigar accessories.

        The Company follows the allowance method of recognizing uncollectible accounts receivable. The allowance method recognizes bad debt expense as a percentage of accounts receivable based on a review of individual accounts outstanding. In the opinion of the management, all accounts receivable outstanding at March 31, 1997, are considered fully collectible and therefore, no allowance has been provided for potentially uncollectible accounts receivable.

                PREMIUM CIGARS INTERNATIONAL, LTD. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates: (Continued)

        Inventory:

        Inventory quantities and valuation were determined based upon a physical count, and pricing of same at March 31, 1997. Inventory is stated at the lower of cost, first-in, first-out method, or market. Inventory quantities are reviewed for obsolescence periodically.

        Property and Equipment:

        Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method, over the following estimated useful lives.

                     Equipment                     5-7 years
                     Furniture and fixtures        5-7 years

        Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. Depreciation expense was $247 for the period from the date of inception, June 1, 1996 through March 31, 1997.

        Humidors:

        Humidors are used primarily to display cigars available for sale at retail outlets. The humidors are being amortized ratably over a two (2) year period. For the period from the date of inception, June 1, 1996 through March 31, 1997, amortization expense was $10,965.

        Organization Costs:

        Organization costs consist of costs incurred in relation to the formation of the Corporation and its wholly-owned subsidiary. These costs are being amortized ratably over five (5) years.

        Deferred Costs:

        Deferred costs primarily represent costs incurred in connection with the Company's proposed Initial Public Offering of its common stock and will be offset against the proceeds of the offering, or expensed if not successful.

        Income Taxes:

        Deferred income taxes are provided on an asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                PREMIUM CIGARS INTERNATIONAL, LTD. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates: (Continued)

        Translation of Foreign Currencies:

        Account balances and transactions  denominated in foreign currencies and
        the  accounts  of  the  Corporation's   foreign   operations  have  been
        translated into United States funds, as follows:

                Assets and liabilities at the rates of exchange prevailing at the balance sheet date;

                Revenue and expenses at average exchange rates for the period in which the transaction occurred;

                Exchange  gains  and  losses   arising  from  foreign   currency
                transactions are included in the determination of net earnings for the period;

                Exchange gains and losses arising from the translation of the Corporation's foreign operations are deferred and included as a separate component of stockholders' equity.

        Loss Per Share:

        During the period ended March 31, 1997, the Company's Board of Directors approved an Initial Public Offering of its common stock. The Initial Public Offering price to the public is expected to be $5.01 per share. Pursuant to the Securities and Exchange Commission rules, common stock issued for consideration below the $5.01 per share Initial Public Offering price during the twelve (12) months prior to filing the Registration Statement, have been included in the weighted average number of shares outstanding from the beginning of the period.

2.      Related Party Transactions:

        Accounts Receivable - Related Parties:

        Accounts receivable - related parties as of March 31, 1997 are, in the opinion of management, short-term in nature and are non-interest bearing.

        Notes Receivable - Related Parties:

        As of March 31, 1997, notes receivable - related parties are comprised of 6% interest bearing notes from the principal stockholders in the amount of $86,225. The notes receivable are due on March 31, 1999.

        Notes Payable - Related Parties:

        At March 31, 1997, notes payable related parties consist of the following:

        Non-interest bearing note to a stockholder, due on demand;
        unsecured                                                    $  19,641

        36% interest bearing note to a stockholder, with monthly
        interest-only payments, due May, 1998; unsecured               110,000
                                                                     ---------
                                                                       129,641
        Less: current portion                                          (19,641)
                                                                     ---------

                                                                     $ 110,000
                                                                     =========

                PREMIUM CIGARS INTERNATIONAL, LTD. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.      Related Party Transactions: (Continued)

        Notes Payable - Related Parties: (Continued)

        For the period from the date of inception, June 1, 1996 through March 31, 1997, the Company incurred interest expense in relation to the above notes payable from related parties in the approximate amount of $19,800.

        Subsequent Related Party Transactions:

        Subsequent to the balance sheet date, the following related party transactions occurred:

        The Company paid $10,000 of principal on the $110,000 note payable to a stockholder, and converted the remaining balance into additional bridge financing, with terms in accordance therewith (See Note 12).

        The Company entered into a distributorship agreement with a related entity allowing for payments of ten percent (10%) to twenty-two percent (22%) of the sales price as an account servicing fee.

3.      Inventory:

        As of March 31, 1997, inventory consists of the following:

        Cigars                                                          $124,684
        Cigar accessories                                                  1,653
                                                                        --------

                                                                        $126,337
                                                                        ========

4.      Property and Equipment:

        At March 31, 1997, property and equipment consists of the following:

        Equipment                                                      $  3,090
        Furniture and fixtures                                           10,212
                                                                       --------
                                                                         13,302
        Less: accumulated depreciation                                     (247)
                                                                       --------
                                                                         13,055
        Equipment held for sale                                          10,000
                                                                       --------

                                                                       $ 23,055
                                                                       ========

5.      Note Payable:

        As of March 31, 1997, the note payable consists of a $50,000 operating line of credit with Biltmore Investors Bank, with interest at two percent (2%) above the lenders index rate. The note is due December 18, 1997, and is secured by various assets.

                PREMIUM CIGARS INTERNATIONAL, LTD. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.      Income Taxes:

        At March 31, 1997, the Company has available approximately $150,000 of U.S operating loss carryforwards that may be applied against future taxable income and will expire in 2012. In addition, the Company has a Canadian net operating loss carryforward in the approximate amount of $25,000, expiring through 2004.

        The Company has established a valuation allowance equal to the full amount of the deferred tax asset of approximately $70,000, resulting from the loss carryforwards. The Company established an allowance because the utilization of the loss carryforwards is uncertain.

7.      Commitments:

        Employment Agreements:

        The Company has entered into employment agreements with three (3) officers of the Corporation. The agreements are cancellable at any time by either party. The Company has agreed to pay two (2) of the officers a management fee in the amount of $80,000. The fee is to be paid over a sixteen (16) month period. In addition, the Company has retained a consultant to assist with the Initial Public Offering, for a minimum fee of $62,400.

        Operating Leases:

        The Company leased office and warehouse space in Scottsdale, Arizona in May, 1997, under a non-cancellable operating lease agreement, expiring May 31, 1999. The terms of the lease provide for monthly payments ranging from $5,878 to $7,134. The lease terms also require the Company to pay common area maintenance, taxes, and certain other incidental costs.

        A   schedule   of  future   minimum   lease   payments   due  under  the
        non-cancellable  operating  lease  agreements for each of the next three
        (3) years, is as follows:

                   Year Ending
                    March 31,                               Amount
                    ---------                               ------

                      1998                                $ 75,521
                      1999                                  85,270
                      2000                                  14,268
                                                          --------

                                                          $175,059
                                                          ========

        As this lease was executed subsequent to the year end, there was no rent expense under the aforementioned operating lease agreement for the period from the date of inception, June 1, 1996 through March 31, 1997.

8.      Stockholders' Equity:

        Common Stock Split:

        In May, 1997,  the Company  declared a three for one split of its common
        stock.  The   accompanying   consolidated   financial   statements  give
        retroactive effect to the stock split.

        Proposed Offering:

        The  Company  is  currently  in  the  process  of  filing  a  Form  SB-2
        Registration Statement with the Securities and Exchange Commission to register its common stock for sale to the public. The offering is intended to issue 2,000,000 common shares at $5.01 per share.

                PREMIUM CIGARS INTERNATIONAL, LTD. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

 9.     Foreign Currency:

        Foreign currency transactions resulted in an aggregate exchange loss of $1,193 for the period from the date of inception, June 1, 1996 through March 31, 1997. Foreign currency translation gains or losses were immaterial for the period.

10.     Statements of Cash Flows:

        Non-Cash Financing and Investing Activities:

        During the period ended March 31, 1997, the Company recognized a financing activity that affected its assets, liabilities and equity, but did not result in cash receipts or payments. This non-cash activity is as follows:

                Issuance of 30,000 shares of common stock valued at $10,000 for services rendered.

11.     Economic Dependency:

        For the period from the date of inception, June 1, 1996 through March 31, 1997, the Company's largest supplier accounted for approximately seventy-one percent (71%) of the Company's cigar purchases. As of March 31, 1997, this supplier had an account payable balance of approximately $15,000.

        For the period from the date of inception, June 1, 1996 through March 31, 1997, the Company's largest customer accounted for approximately eighty-two percent (82%) of the Company's sales. As of March 31, 1997, there are accounts receivable of approximately $50,000 due from this customer.

12.     Subsequent Events:

        In April 1997, the Company obtained a $650,000 bridge financing loan, with interest at 8% per annum, and net proceeds of $585,000 due the earlier of the date of the closing of an Initial Public Offering, or six
        (6) months after the offering date, with interest at 16% per annum after this period if not paid in full. In addition, $100,000 of related party debt was converted to the same terms as the bridge financing. In June, 1997, an additional $250,000 of bridge financing loans were made, with net proceeds of $225,000, under the same terms. The bridge financing also allows the debt holder to exercise a warrant to buy common stock at fifty percent (50%) of the proposed Initial Public Offering price, with the number of shares equal to the financing amount divided by the exercise price.

        In April, 1997, the Company paid its line of credit in full and terminated the agreement.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY PCI OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WAS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF PCI OF THE FACTS HEREIN SET FORTH SINCE THE DATE OF THIS PROSPECTUS.

                               -------------------

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

Prospectus Summary...........................................................  1
Summary Financial Information................................................  4
Risks........................................................................  5
Use of Proceeds.............................................................. 12
Capitalization............................................................... 13
Dilution..................................................................... 13
Selected Historical and Pro Forma Financial Information...................... 15
Management's Discussion and Analysis of Results of Operations................ 16
Business..................................................................... 19
Management................................................................... 36
Certain Transactions......................................................... 40
Principal Shareholders....................................................... 43
Interim Financing and Selling Shareholders................................... 47
Description of Securities.................................................... 50
Dividend Policy.............................................................. 52
Underwriting................................................................. 53
Legal Matters................................................................ 55
Experts...................................................................... 55
Glossary..................................................................... 56
Additional Information....................................................... 58
Financial Statements......................................................... 59
                               -------------------

UNTIL ______________, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     PCI's Articles of Incorporation provide that no Director or former Director shall be liable to PCI or its shareholders for monetary damages or for breach of fiduciary duty or for any action taken or any failure to take any action as a director or officer. The Articles continue that the liability of Directors is limited or eliminated to the fullest extent permitted by law and provide that no repeal or modification of such limitation of liability may adversely affect any right or protection of a director or officer existing at the time of such repeal or modification.

     Generally, Arizona statutory law permits indemnification of an officer or director if such individual acted in good faith and with respect to conduct of an official capacity, in a manner heor she reasonably believed to be in the best interests of the corporation and in all other cases, at least not opposed to the corporation's best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may never indemnify any director who is adjudged liable to the corporation or who is adjudged, regardless of the nature of the proceeding, liable on the basis that the director received an improper personal benefit. Unless a corporation's articles of incorporation provide otherwise, a corporation must indemnify a director or officer who is the prevailing party on merits or otherwise for the director's or officer's reasonable expenses in the defense of a proceeding to which the director or officer was a party because he or she is or was a director or officer of the corporation. PCI has not entered any agreement with its current directors and executive officers pursuant to which it is obligated to indemnify those persons.

     At present, PCI is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of PCI in which indemnification would be required or permitted.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the registrant, pursuant to the foregoing provisions, orotherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                      II 1

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC registration fee........................................ $   9,075.76

NASD corporate finance filing fee........................... $____________*

Nasdaq SmallCap Market listing fee.......................... $____________*

Legal fees.................................................. $175,000**

Miscellaneous............................................... $____________*

     Total.................................................. $_____________
-----------------------

 * To be supplied by amendment.
** Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is information concerning the issuance by PCI of its securities since its organization in December 1996 (other than securities issued in this Offering). All such securities are restricted securities and the certificates bear restrictive legends. All share issuances are adjusted to reflect the effect of the 3:1 Stock Split.

     (a) In connection with PCI's acquisition of all of the issued and outstanding shares of CAN-AM on December 31, 1996, aggregated with additional Shares issued for the same consideration on January 9, 1997, PCI issued 817,500 Shares of Common Stock to the following founders, employees or consultants in a stock-for-stock transaction for shares of CAN-AM:

     Name                        Shares             Consideration
     ----                        ------             -------------

     Greg P. Lambrecht           363,750       95 CAN-AM "A" Shares (non-voting)
                                                1 CAN-AM "B" Share (voting)
     Colin A. Jones              371,250       95 CAN-AM "A" Shares (non-voting)
                                                1 CAN-AM "B" Share (voting)
     Greg S. Barton               22,500        6 CAN-AM "A" Shares (non-voting)
     Daniel C. Goldman            52,500        4 CAN-AM "A" Shares (non-voting)
     Pat Quadrelli                 7,500        2 CAN-AM "A" Shares (non-voting)
                                 -------
                       Total:    817,500 Shares

     The issuance of the Common Stock was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.
                                      II 2

     (b) On January 9, 1997, PCI issued 15,000 shares of Common Stock to Mike Rocha as compensation for past services provided to PCI. The issuance of the Common Stock was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

     (c) From January 9 to 12, 1997, PCI issued shares of Common Stock to certain directors, officers, employees, consultants and accredited investors for cash as follows:

         Name                               Shares                 Consideration
         ----                               ------                 -------------

         Lorraine Shelley                   82,500                 $ 27,200
         Kathy Keil                         82,500                 $ 27,200
         Scott I. Lambrecht                 86,250                 $ 25,500
         Steven A. Lambrecht                82,500                 $ 27,200
         Corey A. Lambrecht                 75,000                 $ 27,200
         Jim Stanley                        11,250                 $ 10,000
         Greg S. Barton                     52,500                 $ 50,000
                                           -------                 --------
                           Total:          472,500                 $194,300

     The issuance of the Common Stock was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

     (d) On March 5, 1997, PCI's Board of Directors authorized a private placement of a maximum of 120,000 Shares of PCI Common Stock to its existing shareholders and on March 10, 1997 PCI issued the following additional Shares of Common Stock to its existing shareholders in exchange for cash:

         Name                               Shares                 Consideration
         ----                               ------                 -------------

         Peter G. Charleston                90,000                 $ 3,750
         Steven A. Lambrecht                60,000                 $10,000
         Murphy Pierson                     15,000                 $ 1,250
         Daniel C. Goldman                  10,500                 $ 1,750
                                           -------                 -------
                           Total:          175,500                 $16,750

     The issuance of the Common Stock was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

     (e) As described above under "INTERIM FINANCING - Bridge Financing," between March and June 1997, ten (10) accredited Bridge Investors loaned PCI a total amount of $1,000,000 in increments of $50,000, in cash or conversion of prior debt of CAN-AM. In return for their loan, the Bridge Investors received a Bridge Note from PCI in the amount of their loan and Bridge Warrants to purchase shares of PCI Common Stock at fifty percent (50%) of the Offering Price printed in this Prospectus. The names of the Bridge Investors, the amount of their investment and the number of shares of Common Stock that they are entitled to purchase
                                      II 3
under the Bridge Warrants are set forth in the Prospectus under "INTERIM FINANCING - Bridge Financing."

     The issuance of the Bridge Notes and Bridge Warrants was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and Rule 506 of the SEC.

     (f) As described above under "CERTAIN TRANSACTIONS," on May 1, 1997, PCI entered an Endorsement Agreement with Arie Luyendyk, an accredited investor, under which PCI would issue 15,000 shares of Common Stock to Mr. Luyendyk subject to a six-month vesting schedule. In order to meet its obligations under the Endorsement Agreement without diluting the relative security positions of other shareholders prior to the Offering, PCI repurchased 15,000 (as adjusted by the 3:1 Stock Split) shares of its Common Stock from its Chief Executive Officer and Chairman, Steven A. Lambrecht at $0.33 per share. The issuance of the Shares of Common Stock to Mr. Luyendyk were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

       1.1          Form of Underwriting Agreement.

       1.2          Form of Lock-Up Agreement.

       1.3          Form of Master Agreement Among Underwriters

       1.4          Form of Selected Dealer's Agreement

       3.1          Articles of Incorporation of PCI.

       3.2          By-Laws, as amended of PCI.

       3.3          Certificate of Incorporation and Company Act Memorandum of
                    CAN-AM.

       4.1 Pages from Articles of Incorporation and Bylaws defining the rights of security holders.

       4.2          Specimen Common Stock Certificate.

       4.3          Underwriter's Common Stock Purchase Warrant
                                      II 4

       4.4 Investment Banking Agreement dated December 14, 1996 between Registrant and Underwriter.

       4.5 Letter of Intent dated March 31, 1997 between Registrant and Underwriter.

       4.6 Form of Subscription to Acquire Warrant between Registrant and Bridge Investors to which the Form of Bridge Note and Form of Bridge Warrant are exhibits.

       5.1          Opinion of Titus,  Brueckner &  Berry, P.C. (To  be filed by
                    Amendment)

       9.1 Shareholders and Voting Agreement, dated January 1, 1997 (terminated May 31, 1997).

       10.1         Business Loan Agreement, dated September 5, 1996, among Greg
                    S. Barton, Rose Hearts, Inc., Greg P. Lambrecht, J&M Wholesale, Ltd., Colin A. Jones, and CAN-AM.

       10.2 Asset Purchase Agreement, dated December 31, 1996, between CAN-AM International Investments Corp. and Rose Hearts, Inc.

       10.3 Asset Purchase Agreement, dated December 31, 1996, between CAN-AM International Investments Corp. and J&M Wholesale, Ltd.

       10.4         Promissory Note,  dated December 31, 1996,  between Colin A.
                    Jones and PCI

       10.5         Promissory Note,  dated December 31, 1996,  between Greg  P.
                    Lambrecht and PCI

       10.6 Management Agreement, dated January 1, 1997, between CAN-AM International Investment Corp. and J&M Wholesale, Ltd.

       10.7(1) Letter Agreement for Supply of Brand Name and Private Label Cigars, dated January 7, 1997, between Registrant and TSG Import, Export and Manufacturing Corporation.

       10.8(1) Cigar Display and Merchandising Agreement, dated April 1, 1997, between the Registrant and The Southland Corporation (7-Eleven Stores/U.S.A.).

       10.9(1) Agency Relationship Agreement, dated April 8, 1997, between the Registrant and Associated Grocers, Inc.

       10.10(1) Retailer Agreement, dated April 15, 1997, between the Registrant and Arizona Region, Region 3100, Circle K Stores, Inc.
                                      II 5

       10.11(1) Retailer Agreement, dated April 29, 1997, between the Registrant and Express Stop, Inc.

       10.12 Endorsement Agreement, dated May 1, 1997, between the Registrant and Arie Luyendyk.

       10.13 Standard Sublease, dated May 5, 1997, between the Registrant and Michael R. Ellison, Inc.

       10.14(1) Agency Relationship Agreement, dated May 8, 1997, between the Registrant and SuperValu, Inc.

       10.15(1)     Retailer   Agreement,   dated  May  22,  1997,  between  the
                    Registrant and Prestige Stations, Inc. (AM/PM Stores).

       10.16 Business Consulting Agreement, dated June 2, 1997, between the Registrant and David S. Hodges.

       10.17 Employment Agreement, dated June 13, 1997, between the Registrant and Steven A. Lambrecht.

       10.18 Employment Agreement, dated June 13, 1997, between the Registrant and Greg P. Lambrecht.

       10.19 Employment Agreement, dated June 13, 1997, between the Registrant and Colin A. Jones.

       10.20(1) Distributorship Agreement, dated June 13, 1997, between the Registrant and Rose Hearts, Inc.

       10.21 Settlement and Full Release of Equity Interest, dated June 13, 1997, among the Registrant and Greg P. Lambrecht, Colin
                    A. Jones, Rose Hearts, Inc., CAN-AM International Investment Corp., J&M Wholesale Ltd., Greg S. Barton, Lucille B. Barnes and Kelli D. Martin.

       10.22        Agreement,  dated  June 20,  1997 by and  between  Steven A.
                    Lambrecht, Greg P. Lambrecht, Colin A. Jones, William B. Anthony and PCI.

       10.23        Stock Purchase Agreement, dated June 20, 1997 between Steven
                    A.  Lambrecht  and  James.  B.  Stanley.  (To  be  filed  by
                    Amendment)
                                      II 6

       11.1         Statement Regarding Computation of Per Share Earnings.

       16.1         Response  Letter from  Semple & Cooper,  LLP  Regarding  the
                    Disclosure   under  "CHANGES  IN  AND   DISAGREEMENTS   WITH
                    ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE"

       21.1         Subsidiary List.

       23.1 Consent of Semple & Cooper, LLP. See "CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS."

       23.2         Consent  of Titus,  Brueckner  & Berry,  P.C.  (included  in
                    Exhibit 5.1).

       27.1         Financial Data Schedule.

(1)  Omitted  and  filed   separately  with  the  Commission   pursuant  to  the
     Confidential Treatment provisions of Regulationss.230.406.

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
                                      II 7

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(I), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
                                      II 8

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on this the 23rd day of June, 1997.

                                     PREMIUM CIGARS INTERNATIONAL, LTD.


                                     By:     /s/ Steven A. Lambrecht
                                        ----------------------------------------
                                                  Steven A. Lambrecht
                                         President and Chief Executive Officer



                                     By:     /s/ Greg P. Lambrecht
                                        ----------------------------------------
                                                   Greg P. Lambrecht
                                                       Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Date                Signature                                   Title
----                ---------                                   -----

June 23, 1997       /s/ William L. Anthony             Chairman of the Board
                    -----------------------------
                     William L. Anthony


June 23, 1997       /s/ Steven A. Lambrecht            Director
                    -----------------------------
                     Steven A. Lambrecht


June 23, 1997       /s/ Colin A. Jones                 Director
                    -----------------------------
                     Colin A. Jones


June 23, 1997       /s/ David S. Hodges                Director
                    -----------------------------
                     David S. Hodges


June 24, 1997       /s/ Karissa B. Nisted              Chief Financial Officer
                    -----------------------------
                     Karissa B. Nisted

                                      II 9

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the inclusion of our report dated June 18, 1997, on the consolidated financial statements of Premium Cigars International, Ltd. and subsidiary for the year ended March 31, 1997 in the Company's Form SB-2 Registration Statement for the year then ended and to the reference to us under the caption "Experts" contained in the Prospectus

                                               SEMPLE & COOPER, LLP

Phoenix, Arizona
June 24, 1997

                                      II 10